UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PerkinElmer, Inc.

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March 9, 2022

Dear Shareholder:

We cordially invite you to attend the 2022 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 26, 2022, at 8:00 a.m. at our corporate offices located at 940 Winter Street, Waltham, Massachusetts. Due to the continued health and safety considerations related to the COVID-19 pandemic, in addition to conducting the annual meeting on an in-person basis, we will also be conducting the annual meeting on a virtual basis in what is referred to as a hybrid meeting format. To promote the health and safety of our shareholders, directors and employees, we encourage you to attend on a virtual basis. Please note that in-person attendance will require compliance with any then-applicable governmental requirements or recommendations, as well as facility requirements for our corporate offices.

The attached notice of annual meeting and proxy statement contains information about matters to be considered at the annual meeting. As described in those materials, you are entitled to participate in the annual meeting either by attending in person or via live webcast at www.virtualshareholdermeeting.com/PKI2022 if you were a shareholder as of the close of business on February 28, 2022, the record date for the annual meeting, or hold a legal proxy for the meeting provided by your broker, bank or nominee. To vote electronically and submit questions through the virtual portion of the annual meeting, you must enter the control number included on your proxy card, voting instruction form or notice. On or about March 9th, we mailed to our shareholders of record, other than those who previously requested e-mail or paper delivery of proxy materials, a notice of Internet availability containing their control number, instructions on how to access our 2022 proxy statement and 2021 annual report to shareholders through the Internet, and how to vote through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, either in person or on a virtual basis, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card, or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

Notice of Annual Meeting

and

Proxy Statement 2022

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held in person at our corporate offices and via a live webcast in hybrid meeting format, on Tuesday, April 26, 2022, at 8:00 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation; and

4.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 28, 2022 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the hybrid annual meeting.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

March 9, 2022

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this hybrid meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important, and your cooperation will be appreciated. If the envelope is lost, please return the card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the PerkinElmer, Inc. 2022 annual meeting of shareholders, we call your attention to the following information about the hybrid annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the PerkinElmer, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended January 2, 2022.

Annual Meeting of Shareholders in Hybrid Format

• Date and Time:	April 26, 2022 at 8:00 a.m. (Eastern Time)

• In-Person Meeting Location:	PerkinElmer corporate offices at 940 Winter Street, Waltham, Massachusetts

• Webcast of Meeting:	Via live webcast at www.virtualshareholdermeeting.com/PKI2022

• Record Date:	February 28, 2022

• Voting:

If you are a “record holder” of shares as of the record date, you may vote your shares. You may either vote in person at the annual meeting or on a virtual basis during the annual meeting as further described below, or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like your shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares. Whether or not you plan to attend the meeting, either in person or on a virtual basis, we urge you to vote and submit your proxy in advance of the meeting.

• Voting at the Meeting on a Virtual Basis:

If you were a shareholder as of the close of business on the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee, you may attend the meeting virtually, vote your shares electronically, submit questions during the meeting, and access the list of shareholders entitled to vote at the meeting. To do so, you must enter the control number found on your proxy card, voting instruction form or notice you previously received, and follow the instructions available on the meeting website during the meeting. Technical assistance will be provided during the meeting.

• Admission to In- Person Meeting:

Shareholders who intend to attend the meeting in person will need to comply with all applicable governmental health and safety requirements and recommendations as well as with any facility requirements.

• Admission to the Meeting on a Virtual Basis:

While the meeting is open to shareholders and their guests, shareholders must attend the meeting as a verified shareholder (i.e. not as a guest) to be able to vote and ask questions during the meeting.

PerkinElmer • 2022 Proxy Statement    i

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of eight directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	5
(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.	FOR	68
(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	69

Director Nominees

The following table provides summary information about the eight directors nominated for election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Current Committee Memberships	Independent?

Peter Barrett, PhD	69	2012	Partner, Atlas Venture	Compensation & Benefits (Chair); Nominating & Corporate Governance	Yes

Samuel R. Chapin	64	2016	Retired Executive Vice Chairman, Bank of America Merrill Lynch	Audit (Chair)	Yes

Sylvie Grégoire, PharmD	60	2015	Co-founder and Executive Chair, EIP Pharma, Inc.	Compensation & Benefits; Nominating & Corporate Governance	Yes

Alexis P. Michas	64	2001	Managing Partner, Juniper Investment Company, LLC	Non-Executive Chairman; Nominating & Corporate Governance (Chair)	Yes

Prahlad R. Singh, PhD	57	2019	President and CEO of PerkinElmer	—	No

Michel Vounatsos	60	2020	Chief Executive Officer, Biogen Inc.	Audit	Yes

Frank Witney, PhD	68	2016	Former Chief Executive Officer, Affymetrix, Inc.	Compensation & Benefits	Yes

Pascale Witz	55	2017	Founder and President of PWH Advisors	Audit	Yes

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Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Eight
Number of Independent Directors	Seven
Independent Chairman	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Diversity (as to background, experience and skills)	Yes
Corporate Governance Guidelines	Yes

Fiscal 2021 Business Highlights

Our team continued to deliver on our long-term strategy in 2021, leading to another strong year of financial results. Our performance in the face of an evolving macro environment helps illustrate the transformation that has taken place at our Company over the last three years. Not only from a portfolio composition standpoint, but also from an operational agility and teamwork perspective, our team has demonstrated the ability to execute and flourish in various macro environments. Highlights of our fiscal year 2021 performance include:

•

GAAP earnings per share from continuing operations of $8.08 for fiscal year 2021, as compared to GAAP earnings per share from continuing operations of $6.50 for fiscal year 2020. Adjusted earnings per share from continuing operations for fiscal year 2021 was $11.36, as compared to $8.30 in fiscal year 2020.

•

GAAP revenue for fiscal year 2021 of $5.067 billion, as compared to $3.783 billion in fiscal year 2020. Adjusted revenue for fiscal year 2021 was $5.070 billion, as compared to $3.784 billion in fiscal year 2020.

•

GAAP operating income from continuing operations for fiscal year 2021 of $1,332 million, as compared to $979 million in fiscal year 2020. Adjusted operating income from continuing operations for fiscal year 2021 was $1.771 billion, as compared to $1.203 billion in fiscal year 2020.

•

GAAP operating profit margin was 26.3% as a percentage of revenue for fiscal year 2021, as compared to 25.9% for fiscal year 2020. Adjusted operating profit margin was 34.9% as a percentage of adjusted revenue for fiscal year 2021, as compared to 31.8% for fiscal year 2020.

A reconciliation of our GAAP results to the non-GAAP financial measures set forth above, including adjusted earnings per share from continuing operations, adjusted revenue, adjusted operating income from continuing operations and adjusted operating profit margin as a percentage of adjusted revenue, can be found in Appendix A to this proxy statement.

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Portfolio Transformation

M&A: 2021 was a year of executing on our strategy to transform our business. With the addition of nine businesses over the last fourteen months, the new PerkinElmer is better positioned for faster growth in markets that provide for greater value creation. We are now keenly focused on welcoming more than 2,000 new colleagues to PerkinElmer, many from our recent acquisitions, which include:

•	Horizon Discovery Group plc (acquired December 2020) – a designer of genetically modified cell lines for research and clinical applications.

•	Oxford Immunotec Global plc (acquired March 2021) – a leading provider of proprietary latent tuberculosis kits and workflows.

•	Nexcelom Bioscience Holdings, LLC (acquired July 2021) – a leader in cell counting and cell analysis solutions.

•	Immunodiagnostic Systems Holdings plc (acquired July 2021) – a developer of innovative random access chemiluminescence analyzers and assays.

•	Sirion Biotech GmbH (acquired August 2021) – a developer of optimized viral vectors for cell and gene therapy and vaccine development.

•	BioLegend, Inc. (acquired September 2021) – a global developer and manufacturer of high-quality antibodies and reagents.

These acquisitions helped drive the transformation of our business and position us to deliver continued growth, strong margins, and enhanced cash flow, enabling long-term EPS growth.

Talent and Culture: At PerkinElmer, our mission extends beyond just the solutions we provide. It also applies to how we support our local organizations and communities. Similarly, our work to help improve lives begins with the environment we create for our own people. Across the globe, we aim to foster a culture of collaboration, innovation and inclusion at all levels. Whether on the manufacturing floor, in the lab, out in the field with customers or in home offices – which remain the main work location for many of our employees – each of our now 16,000+ employees plays a unique role in helping us achieve our goals. Our aim is for all of them to have equal access to resources, development programs and opportunities, and networks that enable the best work experience possible. We recently invited our employees to share their insights, feedback and opinions on their experience at PerkinElmer through our inaugural PerkinElmer People Experience Survey. Roughly 77% of our employees participated and shared critical feedback, with a resulting 7.8 engagement score on a 0–10- point scale measuring employee motivation, commitment and connection to our Company. Additionally, for the second consecutive year, we have distributed a company-wide end-of-year bonus to our employees due to our outstanding results in 2021.

As a global company, we understand that our ability to operate in a multicultural world is critical to our long-term sustainability. We are committed to creating an environment where the cultures, experiences, and perspectives of our employees are embraced and respected. We provide equal employment opportunities that allow all individuals to maximize their capabilities and enrich the value of our organization, regardless of race, national origin, religion, gender, sexual orientation, age, disability, or veteran status. Our diversified workforce fuels the innovative insights we provide to our customers and global communities. In fiscal year 2021, 40% of our new hires for leadership positions within the Company were women.

Environmental, Social and Governance Principles

As a good corporate citizen, we understand it is our responsibility to drive our mission of innovating for a healthier world. By being mindful of our environmental impacts and by developing products to sustain the health and safety of people and the environment, we ensure that the way we

iv    PerkinElmer • 2022 Proxy Statement

do business is as meaningful as the solutions we provide. We strive to consistently deliver value to our customers, invest in our employees, deal fairly and ethically with all stakeholders, and create better outcomes in the communities where we live and work.

At PerkinElmer, we believe advancing our environmental, social, and governance (ESG) strategy is critical for both our long-term success and long-term sustainability for our world. We also recognize that driving positive, lasting change is not the responsibility of just one team or group within the company. Our efforts over the past year have been multi-faceted and have included working on transparently communicating with various stakeholders and learning about areas of opportunity, developing clear metrics to focus on making improvements, and beginning to drive those factors for tangible advances.

We have been purposeful in selecting areas where we believe PerkinElmer can make the most meaningful impact. After gathering insights from employees, investors, suppliers, and customers, we decided to establish the following goals:

•	Reach net carbon neutrality by 2040 and achieve a 30% reduction of Scope 1 and 2 emissions by 2030 (versus 2019).

•	Achieve a 15% reduction in non-hazardous/non-recyclable waste sent to landfills by 2025 (versus 2019).

•	Increase female representation in leadership positions to 40% by 2025.

•	Consistently achieve employee satisfaction levels above 75% on future employee satisfaction surveys and reduce annual voluntary turnover to below 10%.

Governance

Sound corporate governance is a crucial component of our guiding business philosophy. As a global organization, we are committed to conducting business with customers, business partners, shareholders, and employees according to our high standards of ethics and transparency, and in compliance with the law.

As part of PerkinElmer’s commitment to greater transparency, and to better meet the disclosure requirements of our stakeholders, we are now communicating our ESG progress in accordance with The Sustainability Accounting Standards Board (SASB) guidelines.

Sustainability

When it comes to environmental sustainability, we take our mission of “innovating for a healthier world” literally. We recognize that each of our sites has the responsibility to research, source, and execute safety, resource-efficiency, and energy-saving activities to reduce the environmental impacts of our operations. In all aspects of our business and at each of our global facilities, we continue to look for ways to minimize our carbon footprint and maximize energy efficiency. Since 2019, we have decreased Scope 1 and 2 emissions by 8.5%, and in 2021 we recycled 7.5 tons of laboratory equipment, 203 tons of packaging materials, and 6.8 kilograms of batteries from our facilities.

For more information about our environmental, sustainability and governance efforts, please visit the Global Citizenship section of our website and view our 2021 Corporate Social Responsibility report.

PerkinElmer • 2022 Proxy Statement    v

PROXY STATEMENT

General Information

Why am I receiving these materials?

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 26, 2022 at 8:00 a.m., on an in person basis at our corporate offices as well as on a virtual basis via live webcast at www.virtualshareholdermeeting.com/PKI2022, and at any adjournment of that meeting. The date of this proxy statement is March 9, 2022, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 28, 2022 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 126,157,378 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How can I vote my shares at, and participate in, the hybrid annual meeting?

Due to the continued health and safety considerations related to the COVID-19 pandemic, in addition to conducting the annual meeting on an in-person basis, we will also be conducting this year’s annual meeting on a virtual basis. To promote the health and safety of our shareholders, directors and employees, and to allow for greater participation, we encourage you to attend on a virtual basis. If you attend the meeting in person, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. Shareholders who choose to attend on a virtual basis may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/PKI2022. You will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may also be voted electronically during the annual meeting. However, even if you plan to attend the hybrid meeting either in person or on a virtual basis, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend, or are otherwise not able to attend, the meeting. Shareholders attending the meeting on a virtual basis as a guest are not able to vote or ask questions during the meeting.

How can I vote my shares without attending the hybrid annual meeting?

To vote your shares without attending the hybrid meeting either in person or on a virtual basis, please follow the instructions for Internet or telephone voting on the proxy card, voting instruction form or notice. If you received your proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the shareholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the shareholder of record. This way your shares will be represented whether or not you are able to attend the hybrid meeting.

PerkinElmer • 2022 Proxy Statement    1

What if I want to change my vote?

You may change your vote at any time before it is exercised, which can be done by voting your shares online while virtually attending the annual meeting, by delivering a new proxy or completing a ballot while attending the meeting in person, or by delivering a new proxy or by notifying the Company Secretary in writing prior to the meeting. If you are not a shareholder of record, but hold shares as a beneficial owner in street name, you must contact the institution serving as the registered holder. If voting by Internet or telephone, you may change your vote and revoke your proxy up to 11:59 p.m. Eastern Time on the day before the meeting by following the instructions on your proxy card or voting instruction form.

What proposals will be voted on at the annual meeting?

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect eight directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card, or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for whom you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 1, 2023. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

What voting recommendations have been made by the board?

The board of directors recommends that you vote FOR Proposal No. 1 to elect eight nominees for director for terms of one year each, FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year, and FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation. If you sign and return the proxy card, but do give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

2    PerkinElmer • 2022 Proxy Statement

What if I am a beneficial owner of shares held in “street name”?

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If your shares are held in street name and you intend to attend the annual meeting in person, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 28, 2022) in order to be admitted to the meeting on April 26, 2022, and you will need to obtain a proxy card from your brokerage firm to be able to vote your shares held in street name in person at the meeting. If you attend the meeting virtually, in order to vote your shares held in street name, you will need to follow the directions your brokerage firm provides you as well as enter the control number found on your voting instruction form that you received from your brokerage firm and follow the instructions available on the meeting website during the meeting. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1) and the approval of our executive compensation program (Proposal No. 3) are both “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to these items, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Who is paying for this solicitation?

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson approximately $25,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

How can I view or request proxy materials?

We previously mailed to shareholders, or are providing with this proxy statement, our annual report to shareholders for 2021. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 26, 2022:

This proxy statement and the 2021 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

PerkinElmer • 2022 Proxy Statement    3

A copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2022 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

How will materials be delivered to beneficial owners at the same address?

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

What are the voting standards?

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three or more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have eight directors, all of whose terms expire at this meeting.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2023. All of the nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2021 annual meeting.

Peter Barrett, PhD	Prahlad R. Singh, PhD
Samuel R. Chapin	Michel Vounatsos
Sylvie Grégoire, PharmD	Frank Witney, PhD
Alexis P. Michas	Pascale Witz

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Director Qualification Matrix

The members of the board have a diversity of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following matrix is provided to illustrate the knowledge, skills and experience of the nominees for director to serve on our board. The matrix does not encompass all of the knowledge, skills and experience of our directors, and the fact that a particular knowledge, skill or experience is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. However, a mark indicates a specific area of focus or expertise that the director brings to our board. More information on each director’s qualifications and background is included in the director biographies on the following pages. We regularly review the attributes required of board members in order to better facilitate the Company’s long-term goals, operational performance, corporate culture and to promote diversity and inclusiveness.

	Peter Barrett, PhD	Samuel R. Chapin	Sylvie Grégoire, PharmD	Alexis P. Michas	Prahlad R. Singh, PhD	Michel Vounatsos	Frank Witney, PhD	Pascale Witz
Knowledge, Skills and Experience
Strategic & Executive Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
CEO of Public Company	🌑				🌑	🌑	🌑
Finance/Capital Markets		🌑		🌑		🌑		🌑
Investment Management	🌑	🌑		🌑			🌑
Mergers and Acquisitions	🌑	🌑	🌑	🌑	🌑
International Experience			🌑	🌑	🌑	🌑		🌑
Industry	🌑		🌑		🌑	🌑	🌑	🌑
Public Company Board Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Demographics
Race/Ethnicity
Black/African American
Asian/Pacific Islander					🌑
White/Caucasian	🌑	🌑	🌑	🌑		🌑	🌑	🌑
Hispanic/Latino
Gender
Male	🌑	🌑		🌑	🌑	🌑	🌑
Female			🌑					🌑
Board Tenure
Years	10	6	7	21	3	2	6	5

6    PerkinElmer • 2022 Proxy Statement

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the eight nominees for terms of one year each, unless the shareholder instructs otherwise on their proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT, PhD:    Age 69; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts. Director of PerkinElmer since 2012. Chair of the compensation and benefits committee and member of the nominating and corporate governance committee.

Dr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group, where he has been involved in the creation of several therapeutic and drug discovery platform companies. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics which in 2001 announced the first successful sequencing of the human genome. Prior to that, Dr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development, where he operated several businesses and helped to greatly expand its life sciences portfolio. He currently serves as the Chairman of Synlogic, Inc. and is a board member of Larimar Therapeutics, Inc., both of which are publicly traded, as well as a board member of several privately held companies. Dr. Barrett is also a senior fellow at the Harvard Business School and is the faculty chair of the key advisory board of the Blavatnik Fellowship Program. Dr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Doctoral degree in analytical chemistry from Northeastern University.

Dr. Barrett brings to the board more than three decades of experience in the life sciences industry, including leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service as chair and as a member of the boards of other companies, both publicly and privately held, enables him to assist our board in the performance of its governance obligations.

SAMUEL R. CHAPIN:    Age 64; Principal Occupation: Retired Executive Vice Chairman, Bank of America Merrill Lynch, a worldwide financial institution. Director of PerkinElmer since 2016. Chair of the audit committee.

Mr. Chapin retired from Bank of America Merrill Lynch in 2016 as Executive Vice Chairman of Global Corporate & Investment Banking, after more than thirty years in investment banking. As Executive Vice Chairman from 2010 to 2016 he was responsible for managing relationships with some of the firm’s largest clients. Mr. Chapin has worked on a broad range of financings and strategic

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advisory assignments totaling more than $500 billion, and has been named Investment Banker of the Year by Investment Dealers’ Digest. Mr. Chapin was named Vice Chairman of Merrill Lynch & Co., Inc. in 2003 and was a member of the firm’s executive Operating Committee. Mr. Chapin served in a number of other senior leadership positions while at Bank of America Merrill Lynch, including having responsibility for the Global Investment Banking division and managing many of the firm’s global corporate relationships. Mr. Chapin was appointed a Senior Advisor to Rockefeller Capital Management, a leading independent, privately-owned financial services firm in 2019. He is also a member of the board of directors of CIRCOR International, Inc. and O-I Glass, Inc., both of which are publicly traded, serves on the board of trustees at Lafayette College and is a director of New York’s Roundabout Theatre Company. Mr. Chapin holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Chapin provides our board expertise in corporate finance and strategy, including experience gained as a senior executive at a global financial services firm and through his service on the audit committees of public companies. He also brings to our board extensive knowledge of the industrial marketplace, along with deep experience in transactional processes, mergers and acquisitions, and deal financing for a wide range of transactions.

SYLVIE GRÉGOIRE, PharmD:    Age 60; Principal Occupation: Co-founder and Executive Chair, EIP Pharma, Inc., a central nervous system-focused therapeutics company based in Cambridge, Massachusetts. Director of PerkinElmer since 2015. Member of the compensation and benefits and nominating and corporate governance committees.

Dr. Grégoire was a co-founder, and since 2018 has served as Executive Chair, of EIP Pharma, Inc., a privately held therapeutics company focused on central nervous system disorders. Dr. Grégoire previously served as President of the Human Genetic Therapies division of Shire plc, a public biopharmaceutical company, from 2007 to 2013, and from 2005 to 2008 she served as a director of IDM Pharma, Inc., a public biotechnology company that now operates as a subsidiary of Takeda Pharmaceuticals, including serving as its Executive Chair from August 2006 to October 2007. From 2004 to 2005, Dr. Grégoire served as President, Chief Executive Officer and Executive Member of the board of directors of GlycoFi, Inc., a private biotechnology company. Prior to that, Dr. Grégoire was employed in several key operating and regulatory affairs positions at Biogen, Inc. and Merck & Co. Dr. Grégoire currently serves on the board of Novo Nordisk A/S, as well as a privately held biotechnology company, and formerly served on the board of Vifor Pharma Ltd. Dr. Grégoire holds a Pharmacy degree from Laval University and a Doctoral degree from the State University of New York at Buffalo.

Dr. Grégoire provides the board with a depth of experience in the management of commercial operations, manufacturing and regulatory affairs within the biotechnology industry, both domestically and internationally. Her extensive background gained over the course of thirty years of leadership positions with both public and private companies, as well as her current and past service on the boards of other public companies, will provide the board with valuable guidance in overseeing the strategic direction of the Company.

ALEXIS P. MICHAS:    Age 64; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Non-Executive Chairman and chair of the nominating and corporate governance committee.

Mr. Michas is the founder and has been Managing Partner of Juniper Investment Company, LLC since 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Non-Executive Chairman of the board of BorgWarner Inc., a director of funds managed by Atlantic Investment Management, Inc., and is also on the board of privately held Theragenics Corporation. Mr. Michas also served as the Non-Executive Chairman of the board of Lincoln Educational Services Corporation until 2015, and as a

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director of Allied Motion Technologies, Inc. until July 2017. Mr. Michas is the Chairman of the U.S. Board of Trustees of Athens College, a non-profit organization.

Mr. Michas was named Non-Executive Chairman of the board as of December 30, 2019. He brings to our board, and to the position of Non-Executive Chairman, many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise allows Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a board chairman, a lead director, and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ thorough knowledge of the Company and his current and past service on the boards of other public companies make him uniquely qualified to serve as our Non-Executive Chairman.

PRAHLAD R. SINGH, PhD:    Age 57; Principal Occupation: President and Chief Executive Officer of PerkinElmer. Director of PerkinElmer since 2019.

Dr. Singh was elected President and Chief Executive Officer of PerkinElmer effective December 30, 2019, and appointed to our board of directors in 2019. Previously, Dr. Singh was the President and Chief Operating Officer of the Company since January 2019. Dr. Singh joined PerkinElmer as the President of our Diagnostics business in May 2014. He was elected Senior Vice President in September 2016 and Executive Vice President in March 2018. Prior to joining PerkinElmer, Dr. Singh was General Manager of GE Healthcare’s Women’s Health business from 2012 to 2014, with responsibility for its mammography and bone densitometry businesses. Before that, Dr. Singh held senior executive level roles in strategy, business development and mergers & acquisitions at both GE Healthcare and Philips Healthcare. Earlier in his career, he held leadership roles of increasing responsibility at DuPont Pharmaceuticals and subsequently at Bristol-Myers Squibb Medical Imaging, which included managing the Asia Pacific and Middle East region. Dr. Singh holds a doctoral degree in chemistry from the University of Missouri-Columbia and a Master of Business Administration degree from Northeastern University. His research work has resulted in several issued patents and publications in peer reviewed journals.

Dr. Singh has more than twenty-five years of leadership experience with global innovators in healthcare technology. He has spent the better part of a decade developing unique insights into our business and setting the foundation for our continued growth. Dr. Singh brings to our board a detailed understanding of the core technologies that we utilize and the operational strategies available to us as we continue to focus on innovating for a healthier world.

MICHEL VOUNATSOS:    Age 60; Principal Occupation: Chief Executive Officer of Biogen Inc., a pioneering world leader in the discovery, development and delivery of innovative therapies for people living with serious neurological and neurodegenerative diseases as well as related adjacencies. Director of PerkinElmer since 2020. Member of the audit committee.

Mr. Vounatsos is the Chief Executive Officer of Biogen Inc., a publicly traded company based in Cambridge, Massachusetts. He also serves as a member of Biogen’s board of directors. Since assuming the Chief Executive role in 2017, Mr. Vounatsos has bolstered Biogen’s position as a worldwide pioneer in neuroscience and adjacent therapeutic areas. He is strategically focused on accelerating Biogen towards a multi-franchise portfolio that has the potential to position the company for long-term growth beyond its current core business areas. Prior to joining Biogen in April 2016 as Executive Vice President, Chief Commercial Officer, Mr. Vounatsos spent twenty years at Merck & Co., Inc., a pharmaceutical company, where he most recently served as President, Primary Care and Customer Centricity in the United States. During his time at Merck, Mr. Vounatsos helped transform its go-to-market model and further expanded its mature and emerging markets. Mr. Vounatsos previously held leadership positions across Europe and in China for Merck. Prior to that, Mr. Vounatsos

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held management positions at Ciba-Geigy, a pharmaceutical company. Mr. Vounatsos currently serves on the Supervisory Board of Liryc - the Electrophysiology and Heart Modeling Institute at the University of Bordeaux. He is also a board member for the UK’s Early Detection of Neurodegenerative Diseases (EDoN), serves on the advisory board of Tsinghua University School of Pharmaceutical Sciences and is a member of the MIT Presidential CEO Advisory Board. Mr. Vounatsos received his Certificate of Clinical and Therapeutic Synthesis in Medicine from the Université Victor Segalen, Bordeaux II, France, and his Master of Business Administration degree from the HEC School of Management in Paris.

Mr. Vounatsos brings to our board significant knowledge and broad-based experience with respect to the biotechnology, healthcare and pharmaceutical industries, as well as comprehensive global leadership expertise resulting from decades of service as an executive in the pharmaceutical industry and his unique academic perspective from his time studying both medicine and business. Mr. Vounatsos also brings valuable leadership skills gained as the chief executive officer of a publicly-traded multinational organization.

FRANK WITNEY, PhD:    Age 68; Principal Occupation: Former Chief Executive Officer, Affymetrix, Inc., a leading provider of microarray technology; Director of PerkinElmer since 2016. Member of the compensation and benefits committee.

Dr. Witney most recently served as President and Chief Executive Officer of Affymetrix, Inc., which specialized in microarray technology and cellular analysis, from 2011 through March 2016 when it was acquired by Thermo Fisher Scientific Inc. Previously, Dr. Witney was President and Chief Executive Officer of Dionex Corp., a market leading ion and high-performance liquid chromatography company from 2009 to 2011. Prior to that, Dr. Witney served as Executive Vice President and Chief Commercial Officer of Affymetrix from 2008 to 2009, following its acquisition of Panomics, Inc., a quantitative biology company, which Dr. Witney had led as President and Chief Executive Officer from 2002 to 2008. He previously held the role of President of PerkinElmer’s Drug Discovery Tools division following PerkinElmer’s acquisition of Packard BioScience in 2001, where he served as President and Chief Operating Officer. Dr. Witney also held several positions at Bio-Rad Laboratories beginning in 1983, leading that company’s efforts to enter the proteomic and bioassay technologies market. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a PhD in molecular and cell biology and a Master of Science degree in microbiology from Indiana University, as well as a Bachelor of Science degree in microbiology from the University of Illinois. Dr. Witney is a member of the board of directors of publicly traded Cerus Corporation and Codex DNA, as well as several privately held companies, and is an Operating Partner at Ampersand Capital Partners.

Dr. Witney brings to our board deep market knowledge and over 30 years of leadership experience across the life sciences, diagnostics and analytical instruments industries, including as a chief executive officer and board member. Through this experience, he has developed expertise in several valued areas including strategic product development, business development and operational management.

PASCALE WITZ:    Age 55; Principal Occupation: Founder and President, PWH Advisors. Director of PerkinElmer since 2017. Member of the audit committee.

Ms. Witz has served as the President of PWH Advisors, a consultancy firm advising healthcare and investment companies, since founding the firm in 2016. Previously, Ms. Witz served as a Member of the Executive Committee for Sanofi, S. A., from 2015 to 2016 as Executive Vice President, Global Diabetes & Cardiovascular, and from 2013 to 2015 as Executive Vice President, Global Pharma and Consumer Healthcare divisions. Before joining Sanofi, Ms. Witz served as President and Chief Executive Officer of GE’s pharmaceutical diagnostics from 2009 to 2013, a $2 billion integrated pharmaceutical business that encompassed research and development through commercialization. Ms. Witz joined GE Healthcare in 1996, and held positions of increasing responsibility in Europe and the United States. Ms. Witz was previously employed with Becton Dickinson Pharmaceutical Systems from 1991 until 1996. Ms. Witz currently serves on the boards of Fresenius Medical Care AG & Co. KGaA, Regulus Therapeutics, Inc. and Horizon Therapeutics Plc, as well as several privately held companies, and

10    PerkinElmer • 2022 Proxy Statement

formerly served on the boards of Savencia SA and Tesaro, Inc. Ms. Witz received her Master of Business Administration degree from INSEAD, Fontainebleau, France and her Master of Science degree in biochemistry from the Institut National des Sciences Appliquées, Lyon, France. She was also a doctoral student in molecular biology at the Centre National de la Recherche Scientifique, Strasbourg, France.

Ms. Witz brings to our board three decades of experience in the global life sciences industry, both as an executive officer and as a board member at publicly traded companies. Her in-depth knowledge of many of the markets that the Company serves allows her to assist the Board with regard to both current operational decision making as well as longer term resource utilization and strategic planning.

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INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Chapin, Michas, or Vounatsos, Ms. Witz, or Drs. Barrett, Grégoire or Witney, has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section  303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2023 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

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Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board, the best interests of PerkinElmer and its shareholders, as well as our corporate governance guidelines which specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Michas serves as our Non-Executive Chairman and Dr. Singh serves as our Chief Executive Officer. Mr. Michas has been a member of our board since 2001 and has served as Non-Executive Chairman since December 30, 2019, having most recently served as our Lead Director. In addition to his years of experience on our board, Mr. Michas brings to the role a wealth of corporate governance knowledge developed in his board roles with other public companies. Dr. Singh joined the Company in 2014 and has held a number of senior leadership positions. Dr. Singh was elected to our board in 2019 and has served as our Chief Executive Officer since December 30, 2019. We believe that the Company will benefit from separating the roles of Chairman and Chief Executive Officer by allowing each individual to focus on their respective areas of responsibility. As Non-Executive Chairman, Mr. Michas’ primary responsibilities include presiding at meetings of our board of directors, reviewing and assisting in setting the agenda and schedule for meetings of our board of directors, advising the committee chairs in performing their responsibilities, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, through the combination of Dr. Singh’s knowledge of the Company as Chief

PerkinElmer • 2022 Proxy Statement    13

Executive Officer and Mr. Michas’ demonstrated understanding of the role played by the chair of a public company board of directors, allows the Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Non-Executive Chairman’s counsel and corporate governance experience. In addition, separation of the roles of Non-Executive Chairman and Chief Executive Officer encourages a greater role for the independent directors in the oversight of the Company and in their representation of shareholders’ interests.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board, or with our non-management directors, may do so by writing to Alexis P. Michas, Non-Executive Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Non-Executive Chairman, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

The audit committee also oversees management’s evaluation of risks posed by cybersecurity and related information technology issues to the Company’s operational performance. This role includes engaging with senior management in a periodic review and assessment of the Company’s cybersecurity, information security, data privacy and technology risks, and the Company’s policies and procedures to assess, monitor, manage and mitigate these risks.

The nominating and corporate governance committee oversees the Company’s corporate responsibility and sustainability efforts, which includes the impact of environmental and social issues on the Company. This includes engaging with senior management, and considering input from our shareholders and other stakeholders on what are commonly referred to as ESG issues, on a periodic

14    PerkinElmer • 2022 Proxy Statement

basis to review and assess our policies and procedures in this area. The nominating and corporate governance committee reports any notable trends or issues back to the full board on a regular basis for further review. We believe that this level of oversight is appropriate and in the best interests of the Company and our shareholders given the high degree of importance that we place on advancing our environmental, social and governance strategy.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and for reviewing overall performance, rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

Our board of directors met six times in fiscal 2021. During fiscal 2021, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. Members of our board of directors are strongly encouraged to attend our annual meeting of shareholders. If attendance in person is not possible, members of the board of directors are strongly encouraged to attend our annual meeting of shareholders via telephone or similar communication equipment. In 2021, all of our directors attended our annual meeting of shareholders, which was conducted in a virtual format.

Dr. Singh is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and corporate governance guidelines under “Corporate Governance”, and our standards of business conduct under “Corporate Social Responsibility”, in the “About” section of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment, the performance of our internal audit function and our independent registered public accounting firm. Our audit committee also considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, indebtedness and off-balance sheet transactions to be entered into by PerkinElmer, and also considers and approves transactions affecting our capital structure. The current members of our audit committee are Mr. Chapin (Chair), Mr. Vounatsos and Ms. Witz. Our board of directors has determined that each of Messrs. Chapin and Vounatsos qualify as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Mr. Chapin, Mr. Vounatsos and Ms. Witz is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate, and that Mr. Chapin has accounting and/or

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related financial management expertise as required under the rules of the NYSE. None of Mr. Chapin, Mr. Vounatsos or Ms. Witz serves on the audit committees of more than two other public companies. The audit committee held eight meetings during fiscal 2021.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles and to our corporate responsibility and sustainability efforts, including the impact of environmental and social issues on the Company, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Mr. Michas (Chair), and Drs. Barrett and Grégoire. The board has determined that each of Mr. Michas and Drs. Barrett and Grégoire is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met three times during fiscal 2021.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Dr. Barrett (Chair) and Drs. Grégoire and Witney. Our board has determined that each of Drs. Barrett, Grégoire and Witney is independent as defined under the rules of the NYSE regarding independence of compensation committee members. Our compensation and benefits committee held five meetings during fiscal year 2021.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Pearl Meyer & Partners, LLC as its independent compensation consultant to assist the committee with its responsibilities related to our executive and board compensation programs. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 2, 2022, the members of the compensation and benefits committee were Dr. Barrett (Chair) and Drs. Grégoire and Witney.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

16    PerkinElmer • 2022 Proxy Statement

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 2, 2022;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 2, 2022 for filing with the Securities and Exchange Commission. The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Samuel R. Chapin, Chair

Michel Vounatsos

Pascale Witz

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for fiscal 2021 and fiscal 2020:

	Fiscal 2021	Fiscal 2020
Audit Fees	$4,255,000	$3,713,000
Audit-Related Fees	423,000	89,000
Tax Fees	592,000	1,372,000
All Other Fees	5,000	5,000

Total Fees	$5,275,000	$5,179,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.”

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These services consisted primarily of audits of employee benefit plans, and for fiscal 2021, attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended US and non-US corporate income tax returns (fees for which amounted to $278,000 in fiscal 2021 and $221,000 in fiscal 2020) and expatriate tax return preparation and assistance (fees for which amounted to $5,000 in fiscal 2021 and $62,000 in fiscal 2020) accounted for $283,000 of the total tax fees paid for in fiscal 2021 and $283,000 of the total tax fees paid for in fiscal 2020. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $308,000 in fiscal 2021 and $1,089,000 in fiscal 2020.

All Other Fees

Fees paid or incurred for other services amounted to $5,000 in fiscal 2021 and $5,000 in fiscal 2020.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Our management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies on Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

18    PerkinElmer • 2022 Proxy Statement

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

During the fiscal year ended January 2, 2022, we acquired Nexcelom Bioscience Holdings, LLC (Nexcelom), a company based in Lawrence, Massachusetts with approximately 130 employees, for total consideration of $267.1 million. Frank Witney, a member of our board of directors, was also a member of the board of directors of Nexcelom, held equity in Nexcelom and is an operating partner at Ampersand Capital Partners, which was a minority investor in Nexcelom through a fund in which Dr. Witney has an economic interest. Dr. Witney resigned his position on the board of directors of Nexcelom in connection with the closing of the acquisition and received from us an aggregate payment of approximately $2.4 million in respect of his equity holdings in Nexcelom. While Dr. Witney does not have a voting interest in Ampersand Capital Partners or the Ampersand fund that invested in Nexcelom, Dr. Witney may be deemed to have an indirect interest in a portion of the aggregate payment that we made to Ampersand in respect of its equity holdings in Nexcelom, to the extent of his rights to receive distributions from the applicable investment fund. Due to Dr. Witney’s interests in our acquisition of Nexcelom, we presented the proposed transaction and Dr. Witney’s interests therein to our nominating and corporate governance committee for review prior to our entry into the transaction, and our nominating and corporate governance committee approved the transaction in accordance with our policies and procedures for the review of related party transactions. In addition, Dr. Witney recused himself from participating in any discussions with our board of directors regarding the Nexcelom transaction.

Anti-Hedging Policy

In addition to prohibiting trading while in possession of material non-public information, our securities trading policy prohibits all employees and members of our board from engaging in the following types of transactions with respect to our securities:

•	engaging in “short” sales and “selling against the box”; or

•	trading in puts, calls, straddles, options or any other form of derivative securities; or

•

directly or indirectly engaging in hedging or monetization activities with respect to our securities including through purchases of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

Also, our officers may not pledge any shares of our stock or hold company securities in a margin account.

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DIRECTOR COMPENSATION

Our director compensation program is designed to provide a competitive level of compensation and to enable PerkinElmer to attract and retain highly qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation. Our board service year begins on the date of our annual meeting of shareholders.

Our non-employee directors were paid the compensation described below for their service during the 2021 board service year.

Annual Cash Retainer

Each of our current non-employee directors was paid an annual cash retainer of $90,000 in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders.

Our Non-Executive Chairman and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were each paid an additional retainer in recognition of the further responsibilities carried by these roles. For 2021, our Non-Executive Chairman was paid an additional annual cash retainer of $90,000 and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were paid additional annual cash retainers of $25,000, $20,000 and $12,000, respectively.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2021.

Equity Compensation

Our non-employee directors receive a portion of their annual compensation in the form of equity grants in two parts. A portion of the annual equity compensation is delivered in the form of an award of our common stock. The second portion is delivered in the form of a grant of restricted stock units (RSUs) which vest 100% on the first anniversary of the date of grant. Each component of our non-employee equity compensation program is described in more detail below.

Stock Awards:    In 2021, the Non-Executive Chairman was awarded 964 shares and each of the other non-employee directors was awarded 709 shares of our common stock with a fair market value of $135,895 and $99,948, respectively. The number of shares granted was determined by dividing the target grant value by the closing price of our stock on the date of grant. The target amounts from which the grant amounts were calculated were $136,000 and $100,000, respectively. The granted shares are not subject to restrictions or vesting. We granted these awards on May 7, 2021, the annual grant date, which was the first day of the open trading window following our first quarter earnings release.

Restricted Stock Units:    In 2021, the Non-Executive Chairman was awarded a grant of 775 RSUs and each of the other non-employee directors were awarded a grant of 604 RSUs with a fair market value of $109,035 and $84,977, respectively. The target amounts from which the grant amounts were calculated were $109,000 and $85,000, respectively. Each RSU entitles the holder to receive one share of our common stock upon vesting. The number of RSUs granted was determined by dividing the target fair market value by the Black-Scholes value of an RSU on the date of grant. We granted these awards on May 7, 2021, the annual grant date. The annual RSU grant will fully vest on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control.

20    PerkinElmer • 2022 Proxy Statement

2021 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Peter Barrett, PhD	$110,000	$184,925	$1,500	$296,424
Samuel R. Chapin	$115,000	$184,925	—	$299,924
Sylvie Grégoire, PharmD	$90,000	$184,925	—	$274,924
Alexis P. Michas	$192,000	$244,930	—	$436,930
Michel Vounatsos	$90,000	$184,925	—	$274,924
Frank R. Witney, PhD	$90,000	$184,925	$5,000	$279,924
Pascale Witz	$90,000	$184,925	—	$274,924

NOTES

(1)

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Dr. Prahlad R. Singh, who serves on our board, was compensated in his capacity as our Chief Executive Officer and did not receive any additional compensation for his service as a director in 2021. His compensation is reported in the Summary Compensation Table.

(2)

Variations in cash retainer amounts paid to individual directors in 2021 reflect additional retainer amounts paid to our Non-Executive Chairman and directors holding committee Chair roles. Annual cash retainer values are paid quarterly in May, August, November and February.

(3)

The grant date fair value of the annual RSU grant to our Non-Executive Chairman and to each non-employee director in 2021 was $109,035 and $84,977 respectively. The grant date fair value of the annual share grant to our Non-Executive Chairman and to each non-employee director in 2021 was $135,895 and $99,948 respectively, and these shares were not subject to restriction or vesting. The amounts reported in this column represent the aggregate grant date fair value of awards of RSUs and shares granted to each listed director in fiscal year 2021. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 17 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 2, 2022.

(4)

Each of our non-employee directors held unvested restricted stock units as of January 2, 2022 as follows: Mr. Michas: 775; Drs. Barrett, Grégoire and Witney: 604; Messrs. Chapin, Vounatsos: 604; and Ms. Witz: 604. None of our non-employee directors held stock options as of January 2, 2022. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of January 2, 2022. PerkinElmer common stock held by each of our non-employee directors as of February 14, 2022 is reported under “Beneficial Ownership of Common Stock” below.

(5)	Amounts in this column are related to matching charitable donations made on behalf of the director by the PerkinElmer Foundation.

New Director Compensation

New non-employee directors who serve for only a portion of the board service year receive a cash retainer and annual equity grants prorated to reflect the period he or she is anticipated to serve on our board during that year.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

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PerkinElmer Foundation for Charitable Giving

Non-employee directors are eligible for up to a $5,000 per year match of their donations to eligible charities.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal 2021, this value was $450,000 for all non-employee directors. As of February 14, 2022, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation policies on a bi-annual basis. As part of these periodic reviews, the compensation and benefits committee obtains data and analyses from an independent compensation consultant with respect to director compensation programs at a number of companies identified by the compensation and benefits committee and the compensation consultant as industry peers. Our director compensation, including annual retainers and equity awards, is therefore subject to adjustment.

No changes to director compensation were made for the 2021 board year. On July 23, 2021, our board approved changes to director compensation that will go into effect on April 26, 2022, the date of our 2022 annual meeting of shareholders. The fair market value of the annual equity retainer grants was increased by $15,000 to $200,000 from the current retainer of $185,000. The fair market value of the annual equity retainer grant to the Chairman of the Board was increased by $20,000 to $265,000 from the current retainer of $245,000. The Nominating & Corporate Committee Chair’s cash retainer was increased to $15,000 from the current cash retainer of $12,000.

Compensation for the non-executive Chair role and changes to director compensation were determined based on a comprehensive analysis of non-employee director compensation at a group of companies identified by the compensation and benefits committee’s compensation consultant and the compensation and benefits committee as our peers (which was the same group of peer companies used by the committee in its evaluation of executive compensation for fiscal 2021). These recommendations were intended to align our board compensation with market practice, which enables us to continue to attract and retain highly qualified board members. Please refer to “Compensation Discussion and Analysis — Compensation Policies — External Market Practices” for more information about the peer group used in connection with determining 2022 compensation.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 14, 2022 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers and directors as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 14, 2022 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class

BlackRock, Inc. (5)	8,394,690	—	—	8,394,690	6.7%

Capital Research Global Investors (6)	13,082,180	—	—	13,082,180	10.4%

T. Rowe Price Associates, Inc. (7)	14,360,428	—	—	14,360,428	11.3%

The Vanguard Group, Inc. (8)	13,785,723	—	—	13,785,723	10.9%

Peter Barrett	17,710	—	—	17,710	*

Samuel R. Chapin	12,093	—	—	12,093	*

Joel S. Goldberg	13,265	63,709	98,462	175,436	*

Sylvie Grégoire, PharmD	16,786	—	—	16,786	*

Alexis P. Michas	41,083	20,535	—	61,618	*

James M. Mock	18,796	—	44,888	63,684	*

Prahlad R. Singh, PhD	49,337	—	133,955	183,292	*

Daniel Tereau	5,648	—	27,216	32,864	*

Tajinder Vohra	9,132	—	32,432	41,564	*

Michel Vounatsos	3,394	—	—	3,394	*

Franklin Witney, PhD	12,771	—	—	12,771	*

Pascale Witz	5,402	—	—	5,402	*

All executive officers and directors of the Company as a group, 14 in number	220,420	84,252	350,264	654,936	*

NOTES

*	Less than 1%

(1)

Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan, and shares of restricted stock which may not be sold until they have fully vested.

(2)

This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan, and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

PerkinElmer • 2022 Proxy Statement    23

(3)	Represents shares of common stock that may be acquired within 60 days after February 14, 2022 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2022 by BlackRock, Inc., reporting sole power to vote or direct the vote over 7,281,430 shares, and sole power to dispose or direct the disposition of 8,394,690 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2022 by Capital Research Global Investors, a division of Capital Research and Management Company, reporting sole power to vote or direct the vote over 13,069,352 shares, and sole power to dispose or direct the disposition of 13,082,180 shares. The address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(7)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2022 by T. Rowe Price Associates, Inc. reporting sole power to vote or direct the vote over 4,413,346 shares, and sole power to dispose or direct the disposition of 14,360,428 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(8)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2022 by The Vanguard Group, Inc., reporting shared power to vote or direct the vote over 194,837 shares, sole power to dispose or direct the disposition of 13,282,067 shares, and shared power to dispose or direct the disposition of 503,656 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PerkinElmer is a leading, global provider of end-to-end solutions that help scientists, researchers and clinicians better identify and diagnose disease, discover new and more personalized drugs, monitor the safety and quality of our food, and drive environmental and applied analysis excellence. With an 85-year legacy of advancing science and a mission of innovating for a healthier world, our dedicated team of more than 16,000 employees collaborates closely with commercial, government, academic and healthcare customers to deliver reagents, assays, instruments, automation, informatics and strategic services that accelerate workflows, deliver actionable insights and support improved decision making. We are also deeply committed to good corporate citizenship through our dynamic ESG and sustainability programs.

The structure of our executive compensation program supports our business strategy by driving top-line growth while remaining focused on profitability, productivity, investment opportunities and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation.

Our named executive officers for fiscal year 2021 are as follows:

•	Prahlad R. Singh: President and Chief Executive Officer

•	James M. Mock: Senior Vice President and Chief Financial Officer

•	Joel S. Goldberg: Senior Vice President, Administration, General Counsel and Secretary

•	Tajinder S. Vohra: Senior Vice President, Global Operations

•	Daniel R. Tereau: Senior Vice President, Strategy and Business Development

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2021 and future periods.

2021 Performance Highlights

Our team continued to deliver on our long-term strategy in 2021, leading to another strong year of financial results. Our performance in the face of an evolving macro environment helps illustrate the transformation that has taken place at our Company over the last three years. Not only from a portfolio composition standpoint, but also from an operational agility and teamwork perspective, our team has demonstrated the ability to execute and flourish in various macro environments. Highlights of our fiscal year 2021 performance include:

•

GAAP earnings per share from continuing operations of $8.08 for fiscal year 2021, as compared to GAAP earnings per share from continuing operations of $6.50 for fiscal year 2020. Adjusted earnings per share from continuing operations for fiscal year 2021 was $11.36, as compared to $8.30 in fiscal year 2020.

•

GAAP revenue for fiscal year 2021 of $5.067 billion, as compared to $3.783 billion in fiscal year 2020. Adjusted revenue for fiscal year 2021 was $5.070 billion, as compared to $3.784 billion in fiscal year 2020.

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•

GAAP operating income from continuing operations for fiscal year 2021 of $1,332 million, as compared to $979 million in fiscal year 2020. Adjusted operating income from continuing operations for fiscal year 2021 was $1.771 billion, as compared to $1.203 billion in fiscal year 2020.

•

GAAP operating profit margin was 26.3% as a percentage of revenue for fiscal year 2021, as compared to 25.9% for fiscal year 2020. Adjusted operating profit margin was 34.9% as a percentage of adjusted revenue for fiscal year 2021, as compared to 31.8% for fiscal year 2020.

A reconciliation of our GAAP results to the non-GAAP financial measures set forth above, including adjusted earnings per share from continuing operations, adjusted revenue, adjusted operating income from continuing operations and adjusted operating profit margin as a percentage of adjusted revenue, can be found in Appendix A to this proxy statement.

Compensation Outcomes.    Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2021 as follows:

2021 Global Incentive Compensation Program (Global ICP). Achievement against 2021 Global ICP corporate financial goals for fiscal 2021 was 190%. Fiscal year 2021 performance relative to our Global ICP goals is described further under “Short-Term Incentive Program” below.

2019 Long Term Incentive Program (LTIP). The three-year performance period under our 2019 LTIP concluded in fiscal year 2021, resulting in the vesting and payment of performance restricted stock units (PRSUs) granted in 2019. Total revenue growth, adjusted gross margin expansion, and relative total shareholder return (relative TSR) performance for the three-year period from 2019-2021 resulted in 200% achievement against 2019 LTIP financial goals. We define total revenue growth as the three-year simple average of adjusted revenue growth calculated on a constant currency basis. We define adjusted gross margin expansion as the cumulative basis point improvement in adjusted gross margin over the three-year period. Relative TSR is the percentage increase in our stock price plus dividends received, compared to the total shareholder return performance of a group of comparator companies over the three-year period. PRSU goals and payments under the 2019 LTIP are described further under “Long-Term Incentive Program” below.

We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

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Compensation Best Practices.    We employ the following policies and practices that are designed to ensure our executive compensation programs are well-governed, reflect market-based best practices and do not promote inappropriate risk taking. The committee regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the achievement of our financial and strategic goals, and do not promote inappropriate risk taking. Our compensation practices include the following:

✔ What We Do	x What We Don’t Do

Clawback policy on incentive plans and certain stock option gains	No hedging or pledging of company stock

Meaningful stock ownership guidelines for our executives and directors	No excise tax gross-ups (new employment agreements entered into after July 2010)

Regular review of executive compensation & benefit program	No option repricing without stockholder approval

Independent Compensation and Benefits committee. Regular meetings in executive session without management	No unnecessary risk taking in our compensation programs

Retain independent third-party compensation consultant	No single trigger equity vesting upon change in control (new employment agreements entered into after February 2010)

Annual shareholder advisory vote on executive compensation program

Significant portion of executive compensation tied to company performance

Annual compensation risk assessment process

Evaluation of executive compensation occurs annually against a competitive company peer group

Shareholder Engagement.    Our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder votes on the frequency of such votes at the 2011 and 2017 annual meetings of shareholders. At our 2021 annual meeting of shareholders, we held our annual shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 94.9% of the shareholder votes cast were in favor of our say-on-pay proposal.

In advance of the say-on-pay vote, our management extended invitations to discuss our 2021 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors on an annual basis for more than ten years, and plan to continue to do so in the future.

Neither management nor the committee received feedback at the time from our investors suggesting specific changes to our executive compensation program during fiscal 2021. The committee also observed that roughly 95% of the shareholder votes cast on the say-on-pay proposal at our 2021 annual meeting of shareholders were in support of our executive compensation program, consistent with history of investor support for our executive compensation program.

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Subsequent to the annual meeting, we continued to engage in a variety of investor outreach events including a virtual Analyst and Investor Day in June 2021 and several individual calls with investors over the course of the year. While support for our executive compensation programs remained strong, we received feedback requesting that we reinstitute the relative TSR modifier that we eliminated from our LTIP program beginning in 2020. In response, the committee has approved reinstituting the relative TSR modifier going forward, beginning with our 2022 LTIP program.

The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages its independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and the committee’s compensation consultant, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design executive compensation programs that are affordable for our Company, including with respect to impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business,

•	consider shareholder feedback, and

•	be transparent, so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

Role of the compensation and benefits committee

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Executive Officer and other members of management.

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Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2021 were regularly attended by our Non-Executive Chairman, Chief Executive Officer, our Senior Vice President, Administration, General Counsel and Secretary, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities

Role of the independent compensation consultant

The independent compensation consultant provides data and analyses that serve as the basis for setting executive officer and director compensation levels and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. During fiscal year 2021, the committee retained Pearl Meyer as its compensation consultant. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with Pearl Meyer during its 2021 independence review. The committee’s compensation consultant does not provide services to our management. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive session where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.

Role of our Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with its compensation consultant, the committee determines and approves the Chief Executive Officer’s base

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salary, short-term incentive plan target and payment under the Global ICP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below).

Determining Executive Pay

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted pay range and adjusts when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific aggregated survey data for companies of comparable size to PerkinElmer, as measured by annual revenues. In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with its compensation consultant, the committee reviews the peer group periodically to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2021 executive compensation are shown below and were the same as the peer group companies used in its evaluation of 2020 executive compensation. The median revenue of the peer group at the time it was approved was $2.573 million and PerkinElmer’s revenue was above the 75th percentile of the peer group at the time of the analysis. The market cap of the peer group at the time it was approved was $15.757 million and PerkinElmer was at the 25th percentile of the peer group at the time of the analysis. Our 2022 Peer Group has been established and reflects the recent transformations in our business.

2021 Peer Group
• Agilent Technologies, Inc.	• Exact Sciences Corporation	• Illumina, Inc.	• The Cooper Companies, Inc.

• Bio-Rad Laboratories, Inc.	• Haemonetics Corporation	• Mettler-Toledo Int’l, Inc.	• Thermo Fischer Scientific Inc.

• Bio-Techne Corporation	• Hologic, Inc.	• STERIS plc	• Varian Medical Systems

• Bruker Corporation	• IDEXX Laboratories, Inc.	• Teleflex Incorporated	• Waters Corporation

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Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of PerkinElmer, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2021, our Chief Executive Officer had 87% of his target compensation at risk, and on average our other named executive officers had 74% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2021, 70% of our Chief Executive Officer’s total target compensation opportunity and 56% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Half (50%) of the long-term incentive compensation granted to our named executive officers in fiscal 2021 will vest solely based upon the achievement of financial performance metrics. Also, to align the interests of executive officers with shareholders and to support an ownership culture, 100% of the named executive officers’, including the Chief Executive Officer’s, 2021 target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options, restricted stock, and PRSUs).

2021 Target Total Compensation

Pay at Risk

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers, due to his impact on, and higher accountability for, Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

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Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance.

For 2021, the primary metrics for our Global ICP were non-COVID organic revenue growth, COVID revenue, adjusted EPS and free cash flow. The metrics for our 2021 LTIP program were adjusted EPS and adjusted revenue, and the metrics for our 2019 and 2020 LTIP programs were organic revenue growth and adjusted operating margin expansion. Our 2019 LTIP program also included a relative TSR modifier as a performance metric. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and shareholder return.

We define non-COVID organic revenue as revenue adjusted for the impact of items related to foreign exchange, acquisitions, divestitures and certain other items, and excluding revenue from COVID related products and services, and the related term non-COVID organic revenue growth to refer to the measure of comparing current period organic revenue excluding revenue from COVID related products and services with the corresponding period of the prior year excluding revenue from COVID related products and services. We define COVID revenue as revenue from the sales of COVID related products and services, and we distinguish it from organic revenue to maintain focus on the growth of our core businesses.

We define adjusted EPS as earnings per share adjusted for the impact of items related to acquisitions, divestitures, business repositioning, mark-to-market on post-retirement benefits and certain other items.

Adjusted revenue was selected for the 2021 LTIP program to incentivize capital deployment to increase the size and scale of PerkinElmer.    We define adjusted revenue as revenue adjusted to include purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules.

Adjusted EPS was selected for the 2021 LTIP and Global ICP and free cash flow was selected for the 2021 Global ICP because they measure profitability, which provide us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We define free cash flow as operating cash flow from continuing operations less capital expenditures.

We believe that the combination of strong top- and bottom-line financial performance creates shareholder value growth that is sustainable over the long term. Relative TSR was included as a modifier in our 2019 LTIP program in order to reward the creation of shareholder value as measured by stock price performance relative to an industry index. Although the relative TSR modifier was removed from our 2020 and 2021 LTIP programs, as a result of investor feedback, we have included it again as a modifier in our 2022 LTIP program. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have our Global ICP annual cash incentive plan, which we also refer to as our short-term incentive program. The Global ICP

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operates on an annual performance period comprising the full fiscal year. Global ICP payments are made based on achievement against pre-defined financial targets for fiscal year 2021, as set forth above.

Second, our executive officers participate in our LTIP Program. The LTIP is structured with overlapping three-year performance cycles and in 2021 included three diverse incentive vehicles: restricted stock, performance restricted stock units (PRSUs) and stock options. The three-year performance goals in our LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that drive growth and create lasting shareholder value.

For 2021, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, restricted stock and PRSUs), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (Global ICP Bonus)	Other Benefits and Perquisites

Attract and retain executive talent	X	X	X	X

Variable pay aligns compensation with the achievement of results		X	X

Equity-based incentive plans tie compensation to long- term results		X

Deliver compensation commensurate with PerkinElmer’s results		X	X

Affordability	X	X	X	X

Aligned with market	X	X	X	X

Executive incentive plans that do not promote inappropriate or excessive risk taking		X	X

Promote executive ownership of PerkinElmer stock		X

Programs that respond to changing needs of the business		X	X

Transparency	X	X	X	X

In 2021, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salaries for executive officers are determined based on the committee’s evaluation of the scope and impact of each executive’s position, as well as the skills, knowledge and experience they bring to their roles, relative to the competitive peer group referenced above. Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee evaluates external market data for each position and internal pay equity, as well.

Working with Pearl Meyer, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2021. The Pearl Meyer analysis presented to the committee in late 2020 that the committee used to evaluate total target compensation for 2021 reported that base salaries for our named executive officers in 2020 were generally competitive with market levels in aggregate. On an individual level, the base salaries paid to each of our named executive officers in 2020 were positioned, on average, at

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the 45th percentile for their respective job matches at the peer companies as previously identified in the “Determining Executive Pay — External Market Practices” section above. Our lower overall position relative to market was driven by our CEO base salary which was below the 25th percentile among our peer companies. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to our Company, and the performance of each individual in their respective roles.

Based on the factors described above, including performance and the analysis of market information presented by Pearl Meyer, the committee approved base salary increases to our named executive officers and the effective dates for such increases are as follows. The significant base salary increase for Dr. Singh reflected the committee’s desire to improve his competitive position relative to median compensation of the peer group and his performance.

Named Executive Officer	Effective Date	2021 Salary Rate	Year-over-Year Increase
Prahlad R. Singh	4/5/2021	$1,050,000	+20.0%
James M. Mock	4/5/2021	$565,000	+2.2%
Joel S. Goldberg	4/5/2021	$533,000	+3.1%
Tajinder S. Vohra	4/5/2021	$430,000	+2.1%
Daniel R. Tereau	4/5/2021	$480,000	+2.6%

The salaries paid to our named executive officers in 2021 are shown in the Summary Compensation Table that follows this report.

Short-Term Incentive Program

The Global ICP is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted EPS) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target Global ICP opportunities are generally positioned within a reasonable range of the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target Global ICP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2021 target Global ICP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual Global ICP Target Award Opportunity Expressed as % of Base Salary
Prahlad R. Singh	125%
James M. Mock	75%
Joel S. Goldberg	75%
Tajinder S. Vohra	60%
Daniel R. Tereau	60%

Performance measures, weightings and goals

The Global ICP performance period for our named executive officers comprises the full fiscal year. At the committee meeting held in January 2021, the committee established the Global ICP financial and strategic performance goals for fiscal 2021. The performance goals were based on the fiscal 2021

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operating plan, budget and strategic plan reviewed by our board of directors. The performance metrics and weightings for the fiscal 2021 Global ICP were as follows:

Global ICP Metric	Weighting
Non-COVID Organic Revenue Growth	30%
COVID Revenue	20%
Adjusted Earnings Per Share (EPS)	35%
Free Cash Flow	15%

The committee assigned a weighting of 30% to non-COVID organic revenue growth in reflection of our focus on growing our core businesses. The committee established a separate COVID revenue target, weighted at 20%, due to the uncertainty of the COVID-related revenue as the pandemic continued into 2021. The inclusion of adjusted EPS was designed to focus our leadership team on both growing revenue and operating a profitable business, which are critical to creating shareholder value. Free cash flow was included as a measure as strong cash generation is a leading indicator of efficient operating performance.

All of our named executive officers were assigned the same set of performance metrics reflecting their shared accountability for corporate results.

Performance against goals may be adjusted for certain events including acquisitions, divestitures, currency exchange, and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each financial metric has a target goal with a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout associated with financial performance is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2021, achievement of the “minimum” level of performance for each financial metric would result in achievement of 50% of the target award associated with that financial metric, and achievement of the “maximum” level of performance for each financial metric would result in achievement of 200% of the target award associated with that financial metric. Actual awards may exceed 200% based on the committee’s evaluation of individual performance.

The range of performance goals for each financial metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

At the January 2021 meeting, the committee also reviewed our 2021 strategic goals, which included goals related to financial targets, capital deployment, operational innovation, customer experience, and people and culture, the achievement of which would also be considered in the determination of fiscal 2021 Global ICP bonuses paid to executive officers.

2021 short-term incentive payments

Performance against Global ICP goals.     The 2021 Global ICP target goals, actual results and associated Global ICP achievement levels are shown below. Results were adjusted by allowable items as approved by the committee, including currency fluctuation. Non-COVID organic revenue growth, COVID revenue, adjusted EPS and free cash flow results all exceeded the target goals resulting in overall achievement against the Global ICP goals of 190%.

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2021 Global ICP Goals and Achievement

Non-COVID Organic Revenue Growth 30% Weighting			COVID Revenue 20% Weighting			Adjusted EPS 35% Weighting			Free Cash Flow 15% Weighting

Target	Result	Achievement %	Target	Result	Achievement %	Target	Result	Achievement %	Target	Result	Achievement %	Overall Achievement
7%	16%	200%	$1.050M	$1.547M	183%	$8.70	$11.71	200%	80-90%	102%	160%	190%

Each of our named executive officers was also assigned four or more strategic goals for 2021, which were reviewed and approved by the committee in January 2021. The strategic goals were objective and measurable and were designed to create individual accountability for the achievement of strategic and operational business results during fiscal 2021 and focused on areas related to financial targets, capital deployment, operational innovation, customer experience, and people and culture. Following the end of fiscal 2021, the committee evaluated the performance of each named executive officer against the assigned 2021 strategic goals. The performance against individual strategic goals was applied in the committee’s determination of each named executive officer’s individual performance affecting their 2021 Global ICP bonus payment. Both upward and downward discretion may be applied to an individual’s calculated bonus for any given performance period.

During 2021, we advanced our mission to focus on innovating for a healthier world and positioned ourselves for future growth by transforming our organization, growing through targeted acquisitions, and launching solutions that accelerate positive outcomes for the betterment of people and their environment.

At the January 2022 meeting, the committee reviewed each named executive officer’s performance against 2021 individual strategic initiatives and calculated a weighted average individual discretion score. Collectively and individually, our leadership team delivered outstanding financial results. We exceeded our capital deployment expectations by completing seven acquisitions which will generate increased revenue in 2022. We also advanced our People and Culture initiatives by implementing our new Core Values and Diversity and Inclusion strategy. In the areas of Strategic Planning and Operational Imperatives, we developed a measurable ESG strategy with three-year targets in place and continued to innovate with the rollout of over twenty major new product introductions in 2021.

Based on its evaluation of achievement against the Global ICP financial and individual strategic goals, the committee approved 2021 Global ICP bonus payments to our named executive officers as follows:

Named Executive Officer	2021 GICP Target Award	Corporate Performance	Calculated Award	Individual Performance	2021 GICP Approved Award	2021 Payout (% of Target)

Prahlad R. Singh	$1,312,500	190%	$2,493,750	125%	$3,117,188	238%

James M. Mock	$423,750	190%	$805,125	125%	$1,006,406	238%

Joel S. Goldberg	$399,750	190%	$759,525	125%	$949,406	238%

Tajinder S. Vohra	$258,000	190%	$490,200	125%	$612,750	238%

Daniel R. Tereau	$288,000	190%	$547,200	125%	$684,000	238%

The short-term incentive payments to our named executive officers for 2021 are shown in the Summary Compensation Table that follows this report.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align the executive officers’ financial interests with those of our shareholders. The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year.

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LTIP targets:    The committee utilized peer and survey data presented by Pearl Meyer in October 2020 as a reference point for setting target award opportunities for our named executive officers in 2021. The committee approved an LTIP target opportunity of 525% of base salary for Dr. Singh, which was below the 25th percentile for other Chief Executive Officer positions in the peer group, recognizing he was new to the CEO role. As of the end of fiscal 2020, LTIP opportunities for the other named executive officers ranged from 125% to 275% of base salary, which fell from the 25th to approximately the 50th percentile of LTIP target opportunities for comparable positions in the peer group. In all cases, 2021 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions

Based on its review of the Pearl Meyer analysis, internal equity, and the scope and impact of their roles, the committee approved 2021 LTIP target opportunities as a multiple of base salary for our named executive officers as follows:

Named Executive Officer	2021 LTIP Target
Prahlad R. Singh	525%
James M. Mock	275%
Joel S. Goldberg	250%
Tajinder S. Vohra	175%
Daniel R. Tereau	125%

LTIP Grant Components:    The chart below summarizes the structure of our 2019, 2020 and 2021 LTIP grants, which were outstanding during fiscal year 2021.

Plan Component	Allocation	Vesting	Description

Stock Options	25%	Time-based	Vest 1⁄3rd annually on anniversary of grant date

Restricted Stock	25%	Time-based	Vest 100% on the third anniversary of grant date

PRSUs	50%	Performance-based	Vest at the end of the three-year LTIP cycle based on financial goal achievement

For the named executive officers participating in LTIP in 2021, approximately one-quarter of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-quarter in restricted stock, and approximately half in PRSUs. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring the LTIP program, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The PRSU portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, as vesting is based on achievement of key financial performance goals during the three-year period.

LTIP Performance Metrics:    The committee has approved revenue and profitability performance metrics for the PRSU component of our LTIP that reflect our continued focus on long-term profitable growth. We believe sustained performance against revenue and profitability goals will create value for our shareholders over the long term. The revenue and profitability metrics approved for each LTIP are described in more detail, below. At the end of the three-year performance period, the Company must achieve aggressive financial goals previously approved by the committee, in order

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for PRSUs to vest. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no PRSU share delivery will be made for that performance factor. Performance goals for the PRSU component of our LTIP are set based on our extended business projections and long-term strategic plans. Evaluation of achievement against goals, and any resulting PRSUs granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, currency fluctuations, and other non-recurring events as approved by the committee.

Relative TSR performance is included as a modifier in our 2019 LTIP. At the time of establishing our 2019 LTIP, the committee approved a custom peer group of 31 companies against which our TSR would be evaluated at the end of the three-year LTIP performance period. This peer group includes more companies than the peer groups used for the evaluation of our overall executive compensation program because it is used to measure performance over a three-year period, and companies were removed from the custom peer group if they are acquired during the three-year performance period. Our 2019 LTIP relative TSR peer group included all of our executive compensation peer group companies at the time plus additional companies found within the Life Sciences Tools & Services and Healthcare Equipment & Supplies sectors. Our 2020 and 2021 LTIP programs did not have a relative TSR performance modifier but based on investor feedback in 2021 the committee included a relative TSR performance modifier in the 2022 LTIP program design.

2019 LTIP Performance:    In January 2019, the committee approved the 2019 LTIP. The committee approved performance targets for the PRSUs for the entire three-year performance period at grant. The PRSUs were to vest based on performance against three-year average total revenue growth (60% weighting) and cumulative adjusted gross operating margin expansion (40% weighting) goals. Relative TSR performance was applied as a modifier (upward or downward) to determine the final number of units that will vest. The committee determined these metrics and their associated weighting provided an appropriate balance between long-term top-line revenue growth, profitability and the increase in shareholder value. We do not disclose goals and targets for the LTIP program in the year of grant given that we do not provide long-term forecasts. As such we disclose the LTIP goals and targets at the end of the applicable performance period.

Performance against the financial goals set for the PRSUs granted under the 2019 LTIP was evaluated at the end of fiscal year 2021. Three-year average total revenue growth of 20% exceeded the maximum goal of 9% and resulted in performance achievement of 200%. Cumulative adjusted gross operating margin expansion of 1,630 basis points (bps) exceeded the maximum goal of 400 bps resulting in performance achievement of 200%. The achievement percentages were weighted in accordance with the original metric weightings approved by the committee and resulted in achievement of 200% against the financial goals. Our relative TSR performance of 135.5% for the three-year period was at the 57th percentile in comparison to the custom peer group and resulted in 100% achievement with no modification of the 200% financial performance result. Three-year average total revenue growth and three-year cumulative adjusted gross operating margin expansion were calculated on a constant currency basis and adjusted for divestitures as approved by the committee.

The committee determined that the PRSU vesting was aligned with financial performance during the three-year 2019 LTIP performance period and approved vesting of the 2019 LTIP PRSUs at the 200% performance level that was achieved. The vested PRSUs were converted to shares and transferred to the named executive officers in early 2022.

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2019 LTIP: PRSU Goals and Achievement

		Goals (Achievement %)

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Total Revenue Growth	60%	5%	6.5%	9%	20%	200%
Adjusted Gross Margin Expansion	40%	200 bps	300 bps	400 bps	1,630 bps	200%
Relative TSR (modifier)					57th percentile	100%
				Overall Achievement:		200%

The achievement described above resulted in vesting of PRSUs under the 2019 LTIP as follows:

2019 LTIP: PRSU Vesting

Named Executive Officer	Number of PRSUs Granted	Achievement	Number of PRSUs Vested
Prahlad R. Singh	12,252	200%	24,504
James M. Mock	6,527	200%	13,054
Joel S. Goldberg	6,104	200%	12,208
Tajinder S. Vohra	2,763	200%	5,526
Daniel R. Tereau	2,471	200%	4,942

Our 2020-2022 LTIP Structure

All of our open LTIP programs have the same plan components, weightings among stock options, restricted shares and PRSUs and vesting provisions as those shown above for our 2019 LTIP, with the exception of the performance measures applicable to the PRSUs.

Achievement against PRSU targets is based on performance measures established for each LTIP grant against a set of three-year financial goals. The financial measures and weightings for each open LTIP grant in 2022 are as follows:

LTIP Goals (2020-2022)

LTIP Grant Year	Measure (60% weighting)	Measure (40% weighting)	Relative TSR (modifier)

2020	Average organic revenue growth	Cumulative adjusted operating margin expansion

2021	Adjusted revenue	Adjusted earnings per share (EPS)

2022	Adjusted revenue	Adjusted earnings per share (EPS)	Achievement against a relative TSR goal will be applied as an upward or downward modifier

The relative TSR goal applied as a modifier for the 2019 LTIP grant was removed from the 2020 and 2021 LTIP plans. Based on investor feedback, the committee approved inclusion of a relative TSR performance metric in the 2022 LTIP design.

Specific goals and targets for each LTIP year will be disclosed at the end of the performance period as we do not provide long-term forecasts.

PerkinElmer • 2022 Proxy Statement    39

Benefits

In addition to base salary, and short- and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified Officer Retirement Benefit

In January 2021, the committee approved a qualified officer retirement benefit whereby equity awards subject to three-year cliff vesting, which include restricted stock and PRSUs, would accelerate on a proportional basis upon a qualified retirement from the Company. The new benefit takes effect with grants made under the 2021 LTIP program.

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

During 2021, Mr. Goldberg was eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. In December 2010, the committee amended our 401(k) Excess benefit to cease elective deferrals for plan years beginning January 1, 2011. As such, none of our other named executive officers were eligible to receive a 401(k) Excess benefit in 2021 as they joined PerkinElmer after elective deferrals ceased. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Non-Qualified Deferred Compensation Plan Table (which also includes each eligible named executive officer’s account balance as of the end of fiscal year 2021).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees was eligible to participate in the plan, including our named executive officers while employed by us and our directors who were serving on our board prior to the amendment. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2021 Non-Qualified Deferred Compensation Plan Table, below.

Officer Programs

We provide a limited number of personal benefit programs to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of programs we should provide. The committee also determines eligibility for officer programs.

40    PerkinElmer • 2022 Proxy Statement

All of our named executive officers are eligible for the Officer Matching Gift Program and the Executive Physical programs described below. Mr. Goldberg is eligible for the Executive Life and AD&D Insurance program, also described below.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

•	Executive Physical: Eligible officers may receive a full annual executive physical paid by PerkinElmer. The physical is provided to encourage proactive management of health and well-being.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums. The committee ceased eligibility for executive life and AD&D insurance to newly hired and promoted officers in fiscal 2010.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

Our employment agreements with our named executive officers also provide for acceleration of vesting in certain situations, such as upon, or following, a change in control of PerkinElmer.

For Mr. Goldberg, who was hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make him whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of Mr. Goldberg’s stock options, restricted shares and PRSUs would vest.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreements issued to Dr. Singh and Messrs. Mock, Vohra and Tereau do not include a tax gross-up for excise taxes imposed under the Internal Revenue Code, and their equity will vest following a change in control only for a qualifying termination of employment within a specified period of time following the change in control.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining key executives, are consistent with market practice, and are

PerkinElmer • 2022 Proxy Statement    41

reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within five years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, shares granted under restricted stock grants and effective as of July 2021, shares held by immediate family members, including through family trusts. Shares held in our 401(k) and our deferred compensation plans are also counted.    The committee also determined at its July 2021 meeting that the intrinsic value of vested, in-the-money outstanding stock options would be excluded from ownership level determinations going forward.

Our stock ownership guidelines are expressed as the fair market value of the shares held as a multiple of annual base salary. The stock ownership guidelines for our executive officers (including our named executive officers) are as follows:

Officer Position	Stock Ownership Guidelines
Chief Executive Officer	5 times annual base salary
Executive and Senior Vice President	2 times annual base salary
Vice President	1 times annual base salary

As of February 14, 2022, all of our named executive officers were in compliance with the stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be conducted under pre-established 10b5-1 trading plans. These 10b5-1 plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer stock by our officers.

Clawback Policies

Our executive officer Global ICP includes a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment.

42    PerkinElmer • 2022 Proxy Statement

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end their employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our 2014 annual meeting of shareholders. Our 2019 Incentive Plan was approved by shareholders at our 2019 annual meeting of shareholders. Our 2009 Incentive Plan was the sole plan under which we granted equity awards from the date of its approval by shareholders until the approval of our 2019 Incentive Plan. The 2019 Incentive Plan has been the sole plan under which we grant equity award since the date of its approval by shareholders.

These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the option exercise price is set on the first day of the open trading window following the release of full year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are generally granted on the 15th day of the month following the employee’s date of hire. We primarily grant RSUs to employees below the officer level who receive equity awards. Stock options are awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Dr. Singh is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of fiscal year 2021, we had 4.979 million shares reserved for future equity grants. We had 1.2 million outstanding options and unvested shares, which represents 0.95% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 4.9%. In 2021, we granted 1.2 million shares (including shares granted under options and stock grants) or 0.95% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2020, share dilution for our peer companies was 5.8% at the 25th percentile, 9.6% at median, and 12.2% at the 75th percentile (shares outstanding plus shares available for future grant, based on information from our annual report on Form 10-K for the fiscal year ended January 2, 2022).

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Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Peter Barrett, PhD, Chair

Sylvie Grégoire, PharmD

Frank Witney, PhD

44    PerkinElmer • 2022 Proxy Statement

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2021 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2021, (2) individuals who held the role of Chief Financial Officer during 2021, and (3) the other three most highly compensated executive officers for 2021 who were serving as executive officers as of January 2, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Prahlad R. Singh Chief Executive Officer	2021	$1,002,885	—	$4,134,370	$1,378,134	$3,117,188	$28,429	$9,661,006
	2020	$900,000	—	$3,117,126	$1,038,694	$3,947,899	$14,250	$9,017,969
	2019	$645,135	—	$1,706,214	$568,041	$1,176,304	$20,862	$4,116,556
James M. Mock Senior Vice President and Chief Financial Officer	2021	$561,676	—	$1,165,316	$388,440	$1,006,406	$34,644	$3,156,482
	2020	$569,602	—	$1,036,274	$345,293	$2,137,338	$16,098	$4,104,605
	2019	$534,450	—	$909,038	$302,614	$352,991	$14,000	$2,113,093
Joel S. Goldberg Senior Vice President, Administration, General Counsel and Secretary	2021	$528,656	—	$999,402	$333,133	$949,406	$48,033	$2,858,630
	2020	$532,713	—	$872,239	$290,629	$1,867,427	$40,915	$3,603,923
	2019	$499,838	—	$849,725	$283,008	$1,210,256	$36,736	$2,879,563

Tajinder S. Vohra Senior Vice President Global Operations	2021	$424,723	—	$564,312	$188,127	$612,750	$20,541	$1,810,453
	2020	$426,185	—	$473,715	$157,856	$959,910	$11,550	$2,029,216

Daniel R. Tereau Senior Vice President, Strategy and Business Development	2021	$477,512	—	$450,028	$149,999	$684,000	$20,208	$1,781,747
	2020	$485,192	—	$441,364	$147,050	$950,861	$20,480	$2,044,947

NOTES

(1)

This column represents base salary amounts earned in fiscal years 2019, 2020 and 2021, respectively. Base salary earnings for Messrs. Mock, Goldberg, Vohra and Tereau are lower in 2021 than in 2020 due to an additional fiscal year payroll which fell in 2020 (in which there were 27 pay periods rather than 26). The amounts reported for 2020 for Dr. Singh and Messrs. Mock, Goldberg and Vohra include base salary amounts of $149,384, $91,966, $85,339 and $46,444, respectively, that each such executive officer elected to forego in exchange for one-time RSU grants as part of their participation in a voluntary stock for salary program as part of our efforts to conserve cash in light of COVID-19.

(2)

Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options, shares and performance restricted stock units granted to each named executive officer in the applicable fiscal year. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 17 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 2, 2022.

(3)

The values shown in this column for 2021 for each named executive officer reflect the aggregate grant date fair value of restricted shares and PRSUs granted in 2021. On January 28, 2021, the committee approved grants of restricted shares and PRSUs under the 2021 LTIP to Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau. The restricted shares granted to all of our named executive officers under the 2021 LTIP will vest 100% on February 5, 2024. The PRSUs granted to all of our named executive officers in 2021 will vest based on the achievement of financial performance metrics approved by the committee following the end of the three-year performance period. A description of these awards is provided above in the “Compensation Discussion and Analysis”. Please refer to the “Compensation Discussion and Analysis” above for a

PerkinElmer • 2022 Proxy Statement    45

full description of long-term awards. A de minimis amount was included in this column for Mr. Goldberg for 2020 to reflect grant date fair value in excess of deferred salary for RSU grants made under the stock for salary program.

(4)

Each of the executive officers named in the Summary Compensation Table received long-term awards in 2021. The awards to Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau were approved by the committee on January 28, 2021. All of the 2021 awards are disclosed in the 2021 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option, restricted stock and PRSU awards are also disclosed in the 2021 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(5)

The amounts reported in this column reflect short-term incentive bonus payments under our 2021 Global ICP short-term incentive plan. For fiscal years 2019 and 2020 the amounts reported in this column also include performance cash unit payments under our LTIP programs. Performance cash units under our LTIP program were discontinued beginning with the 2019 LTIP program.

(6)

The 2021 amount reported in this column for Mr. Goldberg includes our 401(k) Excess contribution to our deferred compensation plan of $11,948. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, the incremental cost of any personal use of tickets to sporting events, and company matching of charitable donations.

Reporting of LTIP awards in the Summary Compensation Table

The equity-based forms of our LTIP (stock options, restricted shares, and PRSUs) are reported in the Summary Compensation Table at their grant date fair value in the year of grant. In our Summary Compensation Table for fiscal 2021, above, we are reporting approximately the full target grant value under the 2021 LTIP (the grant date value of stock options, restricted shares and PRSUs) granted to each of our named executive officers in fiscal 2021.

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2021 Grants of Plan-Based Awards

Name	Type (1)	Grant Date (2)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Prahlad R. Singh	PRSU	2/5/2021	1/28/2021	(3)				9,503	19,005	38,010					$2,756,295
	RS-T	2/5/2021	1/28/2021	(4)							9,502				$1,378,075
	OPT	2/5/2021	1/28/2021	(5)								39,470	$144.33	$145.03	$1,378,134
	GICP	N/A		(6)	$656,250	$1,312,500	$2,625,000
James M. Mock	PRSU	2/5/2021	1/28/2021	(3)				2,679	5,357	10,714					$776,926
	RS-T	2/5/2021	1/28/2021	(4)							2,678				$388,390
	OPT	2/5/2021	1/28/2021	(5)								11,125	$144.33	$145.03	$388,440
	GICP	N/A		(6)	$211,875	$423,750	$847,500
Joel S. Goldberg	PRSU	2/5/2021	1/28/2021	(3)				2,297	4,594	9,188					$666,268
	RS-T	2/5/2021	1/28/2021	(4)							2,297				$333,134
	OPT	2/5/2021	1/28/2021	(5)								9,541	$144.33	$145.03	$333,133
	GICP	N/A		(6)	$199,875	$399,750	$799,500
Tajinder S. Vohra	PRSU	2/5/2021	1/28/2021	(3)				1,297	2,594	5,188					$376,208
	RS-T	2/5/2021	1/28/2021	(4)							1,297				$188,104
	OPT	2/5/2021	1/28/2021	(5)								5,388	$144.33	$145.03	$188,127
	GICP	N/A		(6)	$129,000	$258,000	$516,000
Daniel R. Tereau	PRSU	2/5/2021	1/28/2021	(3)				1,035	2,069	4,138					$300,067
	RS-T	2/5/2021	1/28/2021	(4)							1,034				$149,961
	OPT	2/5/2021	1/28/2021	(5)								4,296	$144.33	$145.03	$149,999
	GICP	N/A		(6)	$144,000	$288,000	$576,000

NOTES

(1)	The awards shown in this table were granted under our 2019 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PRSU = Performance restricted stock units with performance-based vesting

RS-T = Restricted stock with time-based vesting

OPT = Stock options with time-based vesting

GICP = Global ICP (short-term incentive bonus)

(2)

On January 28, 2021, the compensation and benefits committee reviewed stock option, restricted stock and PRSU grants for Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau, and approved them with an effective grant date of the third business day following the release of our 2020 full year earnings, which was February 5, 2021. Therefore, the date of grant was after the release of material information regarding our 2020 financial performance.

(3)

Eligible named executive officers received a grant of PRSUs in 2021 under our LTIP. This award has a three-year performance period based on the achievement of financial measures. The number of PRSUs to be granted to an LTIP participant is determined by dividing the award value associated with the PRSU by the closing stock price on the date of grant. Please refer to the “Compensation Discussion and Analysis” for a description of the PRSU program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the PRSUs granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the PRSUs granted. The amounts shown under “Maximum” represent estimated payment of 200% of the PRSUs granted, our estimate of the maximum amount payable. For all listed officers, the stock price used for calculation of estimated PRSU value is $145.03, which was the closing stock price on the date the awards were granted.

(4)

Eligible named executive officers received a grant of restricted shares under our LTIP which vests 100% three years following the date of grant. The number of shares of restricted stock to be granted to an LTIP participant is determined by dividing the award value associated with

PerkinElmer • 2022 Proxy Statement    47

restricted stock by the closing stock price on the date of grant. A description of the restricted stock portion of our LTIP is provided in the “Compensation Discussion and Analysis.”

(5)

Eligible named executive officers received a grant of stock options under our LTIP in 2021. Options were issued with an exercise price equal to the fair market value on the date of grant. The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. The stock option exercise price is set at the average of the high and low price on the date of grant. The options granted under our 2021 LTIP vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2021 stock option grants and our equity practices.

(6)

Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau participated in our Global ICP bonus program in 2021. On January 28, 2021, the compensation and benefits committee approved Global ICP financial goals for our 2021 fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target ICP for the fiscal year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the performance period, our estimate of the maximum amount payable. The 200% maximum reflects the maximum payment that can be earned based on achievement of financial results only; however, actual awards can be higher than 200% based on the committee’s evaluation of individual performance against strategic objectives and there is no specified maximum payment amount under the plan The actual Global ICP payments for the 2021 performance period have been made. The total 2021 ICP payment to each named executive officer and a description of the Global ICP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

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Outstanding Equity Awards at 2021 Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)
Prahlad R. Singh	0	(1)	39,470	$144.330	2/5/2028
	15,860	(1)	31,720	$96.060	1/30/2027
	17,016	(1)	8,509	$92.090	2/5/2026
	18,365	(1)	0	$81.290	1/30/2025
	15,443	(1)	0	$52.650	2/7/2024
	15,559	(2)	0	$52.650	2/7/2024
	14,187	(1)	0	$48.975	3/4/2023
						9,502	(4)	$1,910,472	19,005	(7)	$3,821,145
						10,888	(5)	$2,189,141	21,776	(8)	$4,378,283
						6,126	(6)	$1,231,694	12,252	(9)	$2,463,387
James M. Mock	0	(1)	11,125	$144.330	2/5/2028
	5,272	(1)	10,545	$96.060	1/30/2027
	9,065	(1)	4,533	$92.090	2/5/2026
	17,038	(3)	0	$74.410	5/15/2025
						2,678	(4)	$538,439	5,357	(7)	$1,077,078
						3,620	(5)	$727,837	7,239	(8)	$1,455,473
						3,264	(6)	$656,260	6,527	(9)	$1,312,319
Joel S. Goldberg	0	(1)	9,541	$144.330	2/5/2028
	4,437	(1)	8,876	$96.060	1/30/2027
	8,478	(1)	4,239	$92.090	2/5/2026
	15,170	(1)	0	$81.290	1/30/2025
	22,613	(1)	0	$52.650	2/7/2024
	35,907	(2)	0	$41.800	2/9/2023	2,297	(4)	$461,835	4,594	(7)	$923,670
						3,047	(5)	$612,630	6,093	(8)	$1,225,059
						3,052	(6)	$613,635	6,104	(9)	$1,227,270
Tajinder S. Vohra	0	(1)	5,388	$144.330	2/5/2028
	2,410	(1)	4,821	$96.060	1/30/2027
	3,837	(1)	1,919	$92.090	2/5/2026
	5,492	(1)	0	$81.290	1/30/2025
	7,918	(1)	0	$54.565	2/28/2024	1,297	(4)	$260,775	2,594	(7)	$521,550
	6,650	(2)	0	$48.975	3/4/3023	1,655	(5)	$332,754	3,309	(8)	$665,308
						1,381	(6)	$277,664	2,763	(9)	$555,529
Daniel R. Tereau	0	(1)	4,296	$144.330	2/5/2028
	2,245	(1)	4,491	$96.060	1/30/2027
	3,432	(1)	1,716	$92.090	2/5/2026
	9,450	(1)	0	$52.650	2/7/2024
	6,696	(2)	0	$41.800	2/9/2023	1,034	(4)	$207,896	2,069	(7)	$415,993
						1,542	(5)	$310,035	3,083	(8)	$619,868
						1,236	(6)	$248,510	2,471	(9)	$496,819

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests 100% on the third anniversary of the date of grant and has a seven-year option term. The date of grant was February 7, 2017.

(3)	Vests one-third on January 30, 2019, one-third on January 30, 2020 and one-third on January 30, 2021. The date of grant was May 15, 2018.

(4)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 5, 2021.

PerkinElmer • 2022 Proxy Statement    49

(5)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was January 30, 2020.

(6)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 5, 2019.

(7)

Performance-based restricted stock unit (PRSU) grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 5, 2021. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these PRSUs reflect the maximum award for this grant since the Company’s performance over the three-year performance period is currently projected to be in excess of target.

(8)

Performance-based restricted stock unit (PRSU) grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was January 30, 2020. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these PRSUs reflect the maximum award for this grant since the Company’s performance over the three-year performance period is currently projected to be in excess of target.

(9)

Performance-based restricted stock unit (PRSU) grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 5, 2019. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these PRSUs reflect the maximum award for this grant since the Company’s performance over the three-year performance period is currently projected to be in excess of target.

(10)

This column provides the value of unvested restricted shares and restricted stock units based on the closing price of our stock on December 31, 2021 (the last business day of our fiscal year 2021), which was $201.06.

50    PerkinElmer • 2022 Proxy Statement

Option Exercises and Stock Vested in Fiscal Year 2021

	Option Awards		Stock Awards (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Prahlad R. Singh	10,636	$1,103,432	14,944	$2,165,847
James M. Mock	0	$0	22,814	$3,303,878
Joel S. Goldberg	26,667	$2,909,262	11,837	$1,722,601
Tajinder S. Vohra	0	$0	4,493	$650,848
Daniel R. Tereau	5,593	$645,185	4,330	$636,813

NOTES

(1)

Reflects restricted shares and restricted stock units which vested in fiscal year 2021. On February 1, 2021, restricted stock granted to Dr. Singh and Messrs. Goldberg, Vohra and Tereau on January 30, 2018 under the 2018 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Dr. Singh: 4,126; Mr. Goldberg: 3,408; Mr. Vohra: 1,234 and Mr. Tereau: 1,379. On February 1, 2021, performance-based restricted stock units granted to Dr. Singh and Messrs. Goldberg, Vohra and Tereau on January 30, 2018 under the 2018 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Dr. Singh: 8,830; Mr. Goldberg: 7,293; Mr. Vohra; 2,641; and Mr. Tereau: 2,951. On February 1, 2021, 4,000 restricted shares and 8,560 performance-based restricted stock units granted to Mr. Mock on May 15, 2018 vested. These new hire shares vested 100% less than three years following the date of grant to align with the vesting date for existing officers under the 2018 LTIP. On April 6, 2021, restricted stock units granted to Dr. Singh and Messrs. Mock, Goldberg and Vohra on April 6, 2020 under the voluntary stock for salary program vested. The shares vested 100% on the first anniversary following the date of grant in the following amounts: Dr. Singh: 1,988; Mr. Mock: 1,224; Mr. Goldberg: 1,136; and Mr. Vohra: 618. On May 17, 2021, 9,030 restricted shares granted to Mr. Mock on May 15, 2018 vested; this grant was subject to three-year annual vesting.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

PerkinElmer • 2022 Proxy Statement    51

2021 Non-Qualified Deferred Compensation

The following table presents 2021 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Joel S. Goldberg	—	$11,948	$36,790	—	$248,960

NOTES

(1)

The deferred compensation plan no longer allows participant deferral elections. None of our named executive officers made contributions to the plan in 2021. Dr. Singh and Messrs. Mock, Vohra and Tereau do not have account balances in this plan.

(2)

The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)

The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement. Amounts in this column do not include above-market or preferential earnings.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Benefits—Qualified 401(k) Plan and 401(k) Excess Benefit” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of their cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

52    PerkinElmer • 2022 Proxy Statement

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy statement. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2009.

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of their employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of January 2, 2022 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Change in Control

Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

The employment and award agreements of Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau provide for the following in the event of a change in control of PerkinElmer:

•	continued employment of the executive in a management position for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s

PerkinElmer • 2022 Proxy Statement    53

salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in their agreement), during the year following the change in control; and

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one-year anniversary of the termination of their employment (but not in any event beyond the original term of the option).

Mr. Goldberg’s employment agreement, which was executed before we changed our practice in 2010, also provides for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting in association with a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreements entered into between PerkinElmer and Dr. Singh and Messrs. Mock, Vohra and Tereau provide 100% equity vesting only if their employment is terminated within a specified period of time following a change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of their prior year’s bonus; and

•

the executive’s full salary (as the term is described in their agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Dr. Singh, and multiplied by two for Messrs. Mock, Goldberg, Vohra and Tereau. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 24 months for Mr. Goldberg following the termination of employment on the same terms as in effect immediately prior to the termination of employment. Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of Company-paid premiums for certain health and welfare plans. Messrs. Mock, Vohra and Tereau are entitled to receive 12 months of Company-paid premiums for certain health and welfare plans.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under his employment agreement, which was executed before we changed our practice in 2010, Mr. Goldberg is eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under

54    PerkinElmer • 2022 Proxy Statement

Section 280G. Consistent with that decision, the employment agreements entered into between PerkinElmer and Dr. Singh and Messrs. Mock, Vohra and Tereau do not provide payment of excise tax on any “parachute payments” (as defined in Section 280G). Our agreements with Dr. Singh and Messrs. Mock, Vohra and Tereau include a “best of” approach whereby the officer would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold.

Termination without Cause

If we terminate the employment of Dr. Singh without cause (as defined in his employment agreement) other than after a change in control, he is entitled to receive the compensation listed below for two years after the termination date. If we terminate the employment of any of Messrs. Mock, Goldberg, Vohra and Tereau without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus);

•

Mr. Goldberg is entitled to continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment; Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of company-paid premiums for certain health and welfare plans; and Messrs. Mock, Vohra and Tereau are entitled to receive a lump sum payment equivalent to 12 months of company-paid premiums for certain health and welfare plans; and

Our agreements with our named executive officers provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

Disability

If any of Dr. Singh and Messrs. Mock, Goldberg, Vohra or Tereau is determined to be “disabled” (as defined in their employment agreement) for 180 continuous days, our board of directors may terminate their employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option, restricted stock and PRSU agreements, 100% of the executive’s stock options, restricted stock and PRSUs will vest upon death or termination due to total disability. The executive, or their estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Dr. Singh and Messrs. Mock, Goldberg, Vohra or Tereau is (1) terminated for cause (as defined in their employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay their full salary through the date of termination, after which obligations for payment cease.

PerkinElmer • 2022 Proxy Statement    55

Other Programs

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 2, 2022, the last day of our 2021 fiscal year, for Prahlad R. Singh, who served as our President and Chief Executive Officer during fiscal 2021.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$2,100,000	$—	$—	$—	$—	$3,150,000
Bonus	$—	$5,383,262	$—	$—	$—	$—	$8,074,893
Prorata Bonus	$—	$—	$—	$—	$—	$—	$2,691,631
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$51,504	$—	$—	$—	$—	$77,256
Perquisite Benefit Lump Sum Benefit	$—	$25,000	$—	$—	$—	$—	$25,000
Disability Benefits	$—	$—		(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(5)	$5,331,307	$5,331,307	$—	$5,331,307
Accelerated Vesting of Options	$—	$—		$6,496,959	$6,496,959	$—	$6,496,959
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(5)	$10,662,815	$10,662,815	$—	$10,662,815
Total to Executive	$—	$7,559,766	$—	$22,491,081	$22,491,081	$—	$36,509,861

Excise Tax & Gross-up Payments (4)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Dr. Singh’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Dr. Singh’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Dr. Singh’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in

56    PerkinElmer • 2022 Proxy Statement

control date or (ii) the first anniversary of Dr. Singh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)

The employment agreement entered into between PerkinElmer and Dr. Singh does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Dr. Singh’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(5)

The 2021 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer and Dr. Singh provide that in the event that Dr. Singh retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer and upon the Compensation and Benefits Committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Dr. Singh would have become fully vested in his awards, Dr. Singh’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Dr. Singh’s retirement. Based on Dr. Singh’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 2, 2022.

PerkinElmer • 2022 Proxy Statement    57

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 2, 2022, the last day of our 2021 fiscal year, for James M. Mock, our Senior Vice President and Chief Financial Officer during fiscal year 2021.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason

Compensation

Full Salary

Base salary	$—	$565,000		$—	$—	$—	$1,130,000

Bonus	$—	$919,507		$—	$—	$—	$1,839,014

Prorata Bonus	$—	$—		$—	$—	$—	$919,507

Benefits and Perquisites

Health & Welfare and Perquisite Benefits

Active Health & Welfare Lump Sum Benefit	$—	$25,620		$—	$—	$—	$51,240

Perquisite Benefit Lump Sum Benefit	$—	$25,000		$—	$—	$—	$25,000

Disability Benefits	$—	$—		(1)(2)	$—	$—	$—

Restricted Stock and Option Awards (3)

Accelerated Vesting of Restricted Stock Awards	$—	$—	(5)	$1,922,536	$1,922,536	$—	$1,922,536

Accelerated Vesting of Options	$—	$—		$2,232,307	$2,232,307	$—	$2,232,307

Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(5)	$3,844,870	$3,844,870	$—	$3,844,870

Total to Executive	$—	$1,535,127		$7,999,713	$7,999,713	$—	$11,964,474

Excise Tax & Gross-up Payments (4)	$—	$—		$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Mock’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Mock equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Mock’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Mock equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Mock’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding restricted stock or option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Mock’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

58    PerkinElmer • 2022 Proxy Statement

(4)

The employment agreement entered into between PerkinElmer and Mr. Mock does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Mock’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(5)

The 2021 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer and Mr. Mock provide that in the event that Mr. Mock retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer and upon the Compensation and Benefits Committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Mock would have become fully vested in his awards, Mr. Mock’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Mock’s retirement. Based on Mr. Mock’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 2, 2022.

PerkinElmer • 2022 Proxy Statement    59

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 2, 2022, the last day of our 2021 fiscal year, for Joel S. Goldberg, our Senior Vice President, Administration, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$533,000	$—	$—	$—	$—	$1,066,000
Bonus	$—	$829,835	$—	$—	$—	$—	$1,659,670
Prorata Bonus	$—	$—	$—	$—	$—	$—	$829,835
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$30,408	$—	$—	$—	$—	$60,816
Perquisite Benefit Continuation	$—	$36,952	$—	$—	$—	$—	$48,904
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)	$1,688,100	$1,688,100	$1,688,100	$1,688,100
Accelerated Vesting of Options	$—	$—	$—	$1,935,165	$1,935,165	$1,935,165	$1,935,165
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)	$3,375,998	$3,375,998	$3,375,998	$3,375,998
Total to Executive	$—	$1,430,195	$—	$6,999,263	$6,999,263	$6,999,263	$10,664,488

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

60    PerkinElmer • 2022 Proxy Statement

(4)

The 2021 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer and Mr. Goldberg provide that in the event that Mr. Goldberg retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer and upon the Compensation and Benefits Committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Goldberg would have become fully vested in his awards, Mr. Goldberg’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Goldberg’s retirement. Based on Mr. Goldberg’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 2, 2022.

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 2, 2022, the last day of our 2021 fiscal year, for Tajinder S. Vohra, our Senior Vice President, Global Operations.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$430,000	$—	$—	$—	$—	$860,000
Bonus	$—	$584,209	$—	$—	$—	$—	$1,168,418
Prorata Bonus	$—	$—	$—	$—	$—	$—	$584,209
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$26,208	$—	$—	$—	$—	$52,416
Perquisite Benefit Lump Sum Benefit	$—	$25,000	$—	$—	$—	$—	$25,000
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(5)	$871,193	$871,193	$—	$871,193
Accelerated Vesting of Options	$—	$—		$1,020,980	$1,020,980	$—	$1,020,980
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(5)	$1,742,386	$1,742,386	$—	$1,742,386
Total to Executive	$—	$1,065,417	$—	$3,634,559	$3,634,559	$—	$6,324,602

Excise Tax & Gross-up Payments (4)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Vohra’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Vohra equal to the difference between his base salary and the benefits provided by the Company’s short—  term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Vohra’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Vohra equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Vohra’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Vohra’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

62    PerkinElmer • 2022 Proxy Statement

(4)

The employment agreement entered into between PerkinElmer and Mr. Vohra does not provide payment of excise tax or associated gross—up on any “parachute payments” (as defined in Section 280G). Mr. Vohra’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(5)

The 2021 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer and Mr. Vohra provide that in the event that Mr. Vohra retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer and upon the Compensation and Benefits Committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Vohra would have become fully vested in his awards, Mr. Vohra’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Vohra’s retirement. Based on Mr. Vohra’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 2, 2022.

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 2, 2022, the last day of our 2021 fiscal year, for Daniel R. Tereau, our Senior Vice President, Strategy and Business Development.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$480,000	$—	$—	$—	$—	$960,000
Bonus	$—	$531,014	$—	$—	$—	$—	$1,062,028
Prorata Bonus	$—	$—	$—	$—	$—	$—	$531,014
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$22,860	$—	$—	$—	$—	$45,720
Perquisite Benefit Continuation	$—	$25,000	$—	$—	$—	$—	$25,000
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(5)	$766,441	$766,441	$—	$766,441
Accelerated Vesting of Options	$—	$—	$—	$902,260	$902,260	$—	$902,260
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(5)	$1,532,680	$1,532,680	$—	$1,532,680
Total to Executive	$—	$1,058,874	$—	$3,201,381	$3,201,381	$—	$5,825,143

Excise Tax & Gross-up Payments (4)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Tereau’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Tereau equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Tereau’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Tereau equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Tereau’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Tereau’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based

64    PerkinElmer • 2022 Proxy Statement

on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)

The employment agreement entered into between PerkinElmer and Mr. Tereau does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Tereau’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(5)

The 2021 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer and Mr. Tereau provide that in the event that Mr. Tereau retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer and upon the Compensation and Benefits Committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Tereau would have become fully vested in his awards, Mr. Tereau’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Tereau’s retirement. Based on Mr. Tereau‘s age and tenure, he would not have been eligible for this benefit upon a retirement on January 2, 2022.

PerkinElmer • 2022 Proxy Statement    65

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 2, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2) (3)
Equity compensation plans approved by holders of PerkinElmer securities	1,893,123	$119.33	5,729,870

Total	1,893,123	$119.33	5,729,870

NOTES

(1)	This column reflects total shares outstanding under grants of stock options, restricted stock units (RSUs) and PRSUs as of January 2, 2022.

(2)

This column reflects shares available for issuance under our 2019 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2019 Incentive plan at our annual meeting of shareholders in April 2019, these have been the only plans under which we have been authorized to issue shares. In addition to being available for the future issuance upon exercise of options that may be granted after January 2, 2022, shares available for issuance under our 2019 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(3)	Includes 750,682 shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of January 2, 2022.

66    PerkinElmer • 2022 Proxy Statement

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

In identifying our median employee, we calculated the annual base pay of each employee for the twelve-month period that ended on January 2, 2022. Base salary, including overtime pay, was calculated using internal payroll and records.

We selected the median employee from a group of 14,209 full-time, part-time, temporary and seasonal workers who were employed as of October 4, 2021. We selected the first business day after the beginning of the three month period before the end of PerkinElmer’s fiscal year to compile the required employee information. This number excludes all employees located in Argentina (31 employees), Brazil (181 employees), Chile (40 employees), Indonesia (1 employee), Malaysia (111 employees), Mexico (124 employees), the Philippines (15 employees), South Africa (34 employees), Taiwan (59 employees), Thailand (58 employees), Turkey (83 employees), and Vietnam (2 employees). These 739 employees constituted 4.94% of our total employee population of 14,948 and therefore were excluded pursuant to the de minimis exemption provided under Item 402(u). We did not include independent contractors or leased workers in our employee population for purposes of making our determination. We also excluded 1,300 employees who joined our company as part of our acquisitions of BioLegend (799), Oxford Immunotec (289), OZ Systems (20), ES Industries (6), SIRION Biotech (49), and Nexcelom (137), all of which closed during fiscal 2021.

As disclosed in the Summary Compensation Table appearing on page 45, the 2021 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $9,661,005. The 2021 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $52,960. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2021 is 182 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

PerkinElmer • 2022 Proxy Statement    67

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 27, 2022, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2022 fiscal year, which ends on January 1, 2023. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained their services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be in attendance at the virtual annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

68    PerkinElmer • 2022 Proxy Statement

PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure that the programs achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2021, 87% of our CEO’s target compensation opportunity, and on average 74% of our other named executive officers’ target compensation opportunity, was delivered through variable compensation.

•

Our short- and long-term incentive plan payments in 2021 were in alignment with fiscal year 2021 financial performance. We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis, and associated tables and narrative description, in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PerkinElmer • 2022 Proxy Statement    69

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2023 annual meeting of shareholders, and to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals should be addressed to the Secretary of PerkinElmer, and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 9, 2022.

Shareholders who wish to nominate a director for election at the 2023 annual meeting, or who wish to present a proposal at the 2023 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 10, 2023, or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 6, 2023 or has not been held by June 25, 2023, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2023 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Our By-laws also permit a shareholder, or group of up to 20 shareholders, who have owned continuously for at least three years a number of our shares that constitutes at least 3% of the voting power of our outstanding shares, to nominate and include in our proxy materials for the 2023 annual meeting, director nominees constituting up to the greater of two individuals or 20% of our board of directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. In order to be timely under our By-laws, notice of such a “proxy access” nomination for the 2023 annual meeting must be received in writing by the Secretary of PerkinElmer at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no earlier than November 27, 2022 and no later than December 27, 2022; provided that if our annual meeting is held earlier than April 6, 2023 or has not been held by June 25, 2023, then such notice must be received in writing by our Secretary no later than the later of (A) the 120th day before the annual meeting and (B) the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD President and Chief Executive Officer

Waltham, Massachusetts

March 9, 2022

70    PerkinElmer • 2022 Proxy Statement

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance, and comparing this performance to our peers and competitors.

We use the term “adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year.

We use the term “adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments and restructuring and other charges. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•

Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating

PerkinElmer • 2022 Proxy Statement    A-1

decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•

Debt extinguishment costs—we incur costs and income related to the extinguishment of debt, including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make-whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue which otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.

•

Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory, fixed assets and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

•

Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, stock-based compensation, interest expense, foreign exchange gains and losses, integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Asset impairments—we incur expense related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Acceleration of executive compensation—the announced retirement of a senior executive resulted in an acceleration of compensation expense. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Restructuring and other charges—restructuring and other charges consist of employee severance and other exit costs, the cost of terminating certain lease agreements or contracts, as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

A-2    PerkinElmer • 2022 Proxy Statement

•

Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Disposition of businesses and assets, net—we exclude the impact of gains and losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Impact of foreign currency changes on the current period—we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.

•

Impact of significant tax events—we exclude the impact of significant tax events, such as the Tax Cuts and Jobs Act of 2017. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.

•

Changes in value of financial securities—we exclude the impact of changes in the value of financial securities. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

#  #  #

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, acceleration of executive compensation, significant litigation matters, significant environmental charges, changes in the fair value of financial securities, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, asset impairments, restructuring and other charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this proxy statement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

PerkinElmer • 2022 Proxy Statement    A-3

Reconciliation of Non-GAAP Financial Measures

A tabular reconciliation of the non-GAAP financial measures listed above to the most comparable GAAP financial measures is set forth here:

	Twelve Months Ended

	January 2, 2022	January 3, 2021

Adjusted revenue & operating income (in millions) (1):

Reported revenue	$5,067	$3,783

Purchase accounting adjustments	0.003	0.001

Adjusted revenue	$5,070	$3,784

Reported operating income from continued operations	1,332	979

OP %	26.3%	25.9%

Amortization of intangible assets	290	193

Purchase accounting adjustments	41	(5)

Acquisition and divestiture-related costs	86	9

Asset impairment	4	8

Significant litigation matters and settlements	0	7

Significant environmental matters	—	5

Restructuring and other, net	16	8

Adjusted operating income	$1,771	$1,203

Adjusted OP%	34.9%	31.8%

(1)	Amounts may not sum due to rounding.

	Twelve Months Ended

	January 2, 2022	January 3, 2021

Adjusted EPS (1):

GAAP EPS	$8.08	$6.49

Discontinued operations, net of income taxes	(0.00)	(0.00)

GAAP EPS from continuing operations	8.08	6.50

Amortization of intangible assets	2.49	1.72

Purchase accounting adjustments	0.41	(0.04)

Acquisition and divestiture-related costs	0.84	0.08

Change in fair value of financial securities	(0.09)	(0.00)

Asset impairment	0.03	0.07

Significant litigation matters and settlements	0.00	0.06

Significant environmental matters	—	0.05

Disposition of businesses and assets, net	(0.02)	—

Mark to market on postretirement benefits	(0.21)	0.23

Restructuring and other, net	0.14	0.07

Tax on above items	(0.74)	(0.57)

Significant tax items	0.44	0.14

Adjusted EPS	$11.36	$8.30

(1)	Amounts may not sum due to rounding.

A-4    PerkinElmer • 2022 Proxy Statement

Our annual meeting of shareholders will be held at 8:00 a.m. on Tuesday, April 26, 2022, both on a virtual basis and in person at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The live webcast of the annual meeting will be available at www.virtualshareholdermeeting.com/PKI2022.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 123A. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 43A/B. Take Exit 43B Totten Pond Road/Winter Street, going underneath the bridge and exit to the right. At lights, turn right onto Wyman Street. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it bears right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 123. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 43B Winter Street. When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 43A/B (Totten Pond Road/Waltham). Take Exit 43B (Totten Pond/Winter Street) and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

FORM OF PROXY CARD	APPENDIX B

PERKINELMER, INC.

940 WINTER STREET

WALTHAM, MA 02451

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 25, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 21, 2022 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PKI2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 25, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 21, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

D67484-P66829-Z81838

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PERKINELMER, INC. The Board of Directors recommends you vote FOR the following:

1.	To elect eight nominees for director for terms of one year each: Nominees:	For	Against	Abstain

1a.	Peter Barrett, PhD	☐	☐	☐

1b.	Samuel R. Chapin	☐	☐	☐

1c.	Sylvie Grégoire, PharmD	☐	☐	☐

1d.	Alexis P. Michas	☐	☐	☐

1e.	Prahlad R. Singh, PhD	☐	☐	☐

1f.	Michel Vounatsos	☐	☐	☐

1g.	Frank Witney, PhD	☐	☐	☐

1h.	Pascale Witz	☐	☐	☐

	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

B-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D67485-P66829-Z81838

PERKINELMER, INC.

Annual Meeting of Shareholders

April 26, 2022 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Prahlad R. Singh and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (“the Company”), to be held at the Company’s corporate offices on Tuesday, April 26, 2022, at 8:00 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

The Annual Meeting will also be held virtually and may be accessed by visiting www.virtualshareholdermeeting.com/PKI2022.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and FOR the approval of our executive compensation.

Continued and to be signed on reverse side

B-2